SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material under Rule 14a-12

PLX Technology, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PLX TECHNOLOGY, INC.

Notice of Annual Meeting of Stockholders
To Be Held May 25, 2011

To the Stockholders of PLX Technology, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PLX Technology, Inc., a Delaware corporation (the “Company” or “PLX”), will be held at the Company’s headquarters, 870 W. Maude Avenue, Sunnyvale, California, at 9:00 a.m., Pacific Daylight Time, on Wednesday, May 25, 2011, for the following purposes:

     1. ELECTION OF DIRECTORS. To elect seven directors of the Company nominated in the accompanying proxy statement to serve until the 2012 annual meeting of stockholders or until their successors are elected and qualified.

     2. APPROVAL OF AN AMENDMENT TO THE PLX TECHNOLOGY, INC. 2008 EQUITY INCENTIVE PLAN. To approve an amendment to the Company’s 2008 Equity Incentive Plan to add 2,300,000 shares to the number of shares reserved for issuance thereunder.

     3. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

     4. EXECUTIVE COMPENSATION ADVISORY VOTE. To vote on a non-binding basis on the compensation of the executive officers named in the Summary Compensation Table, as disclosed in the proxy statement for the annual meeting of stockholders in 2011.

     5. AN ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES. To ask our stockholders to provide non-binding instructions on the frequency of the Company’s executive compensation advisory vote to occur every “1 year,” “2 years,” or “3 years.”

     6. OTHER BUSINESS. To transact such other business as may properly come before the annual meeting of stockholders and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached hereto and made a part hereof.

     The Board of Directors has fixed the close of business on April 5, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the 2011 Annual Meeting of Stockholders and any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Ralph Schmitt

Ralph Schmitt
President, Chief Executive Officer and Director
Sunnyvale, California

April 25, 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD CAN VOTE THEIR SHARES BY USING THE INTERNET OR THE TELEPHONE. INSTRUCTIONS FOR USING THESE CONVENIENT SERVICES ARE SET FORTH ON THE ENCLOSED PROXY CARD. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

PLX TECHNOLOGY, INC.
870 W. Maude Avenue
Sunnyvale, California 94085
________________________

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General Information

     This Proxy Statement is furnished to the stockholders of PLX Technology, Inc., a Delaware corporation (the “Company” or “PLX”), in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2011 Annual Meeting of stockholders of the Company (the “Annual Meeting”) to be held on May 25, 2011 at the Company’s headquarters, 870 W. Maude Avenue, Sunnyvale, California, at 9:00 a.m., Pacific Daylight Time, and any adjournment or postponement thereof. The shares represented by proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

     Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 25, 2011. The proxy statement, form of proxy, and 2010 Annual Report to Stockholders are available electronically at http://materials.proxyvote.com/693417. Directions to the meeting location at our headquarters at 870 W. Maude Avenue, Sunnyvale, California, are set forth at www.plxtech.com.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the Company (to the attention of Arthur O. Whipple, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date, (ii) submitting new voting instructions via the Internet, (iii) calling the specifically designated telephone number and changing the vote, or (iv) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting in and of itself does not revoke a prior proxy.

Solicitation of Proxies

     This Proxy Statement, the accompanying proxy and 2010 Annual Report to Stockholders were first sent by mail to stockholders on or about April 25, 2011. The Company will bear the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Proxy Statement. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally, by telephone, facsimile, or telegram.

     The close of business on April 5, 2011 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock (“Common Stock”) of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 44,516,860 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

Vote Required

     A majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. For the election of directors in Proposal No. 1, the candidates who receive the greatest number of votes cast at the Annual Meeting are elected, provided a quorum is present. The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy at the Annual Meeting, and entitled to vote, shall be required to approve Proposal No. 2 (approval of an amendment to the 2008 Equity Incentive Plan) and Proposal No. 3 (ratification of auditors), and to approve on an advisory basis Proposal No. 4 (advisory vote on executive compensation), provided a quorum is present. For Proposal No. 5, the advisory vote on the frequency of "say on pay" votes, the Board of Directors will consider the selection of every 1 year, 2 years or 3 years that receives the greatest number of votes cast at the Annual Meeting.

     Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting. A broker “non-vote” occurs with respect to a particular proposal when a broker submits a proxy card for shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) and votes on one or more proposals, but the broker does not have discretionary authority to vote such shares on one or more other proposals and has not received timely voting instructions from the beneficial owner. The only matter at the Annual Meeting on which brokers may have discretion to vote (if beneficial owners do not timely return voting instructions) is the ratification of auditors (Proposal No. 3). Brokers will not have discretion to vote your shares at the Annual Meeting on Proposal No. 1 (the election of directors), Proposal No. 2 (approval of an amendment to the 2008 Equity Incentive Plan), Proposal No. 4 (advisory vote on executive compensation), or Proposal No. 5 (advisory vote on the frequency of executive compensation advisory votes).

     At the Annual Meeting, there may be broker “non-votes” with respect to each proposal other than Proposal No. 3, the ratification of auditors. However, broker “non-votes” are not counted in the tabulation of the voting results on Proposals Nos. 1, 2, 4 and 5, and, therefore, do not have an effect on those votes.

     Abstentions will not affect the outcome of Proposal No. 1, election of directors (based on the directors receiving the greatest number of votes cast), nor affect the outcome of Proposal No. 5, which allows stockholders to provide a non-binding instruction on the frequency of the executive compensation advisory vote by marking a choice of every 1 year, 2 years, 3 years, or abstain. For the purpose of determining whether the stockholders have approved Proposal No. 2 (approval of an amendment to the 2008 Equity Incentive Plan), Proposal No. 3 (ratification of auditors), and Proposal No. 4 (advisory vote on executive compensation), abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes.

     All shares of Common Stock represented by valid proxies will be voted in accordance with the instructions contained therein. In the absence of instructions, proxies from holders of Common Stock will be voted FOR Proposals 1, 2, 3 and 4, and in favor of an advisory vote on executive compensation every 1 year under Proposal 5.

Voting Procedures

     Shares of Common Stock cannot be voted until either a signed proxy card is returned, voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Any stockholder may change a vote prior to the Annual Meeting by revoking a previously returned proxy or by (i) submitting a proxy bearing a later date, (ii) submitting new voting instructions via the Internet or (iii) calling the specifically designated telephone number and changing the vote.

     The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions and to confirm that their instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

     An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate votes cast by proxy at the Annual Meeting, and a representative of the Company will tabulate votes cast in person at the Annual Meeting.

Voting Procedures for Shares held in the ESOP

     As of the Record Date, the PLX Technology, Inc. Employee Stock Ownership Plan (the “ESOP”) held 203,558 shares. ESOP participants may direct the voting of shares allocated to their accounts under the ESOP. As of the Record Rate, 172,388 shares have been allocated to participants under the ESOP.

     You will receive with this proxy statement a voting instruction form for your shares and a return envelope for that form addressed to Broadridge. ESOP shares cannot be voted until either a signed proxy card is returned, voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Your voting instructions will be received and tabulated by Broadridge. The results will be sent from Broadridge to the ESOP trustee, who will maintain the confidentiality of your personal voting instructions. The ESOP trustee will certify the totals to the Company for the purpose of having those shares voted. It is anticipated that, subject to its fiduciary duty, the ESOP trustee will vote the ESOP shares which are unallocated as of the Record Date and all allocated shares under the ESOP for which no timely voting direction is received in the same proportion as the number of shares of common stock for which the trustee has direction in such matter.

Electronic Access to Proxy Materials, Annual Report and Voting Electronically Via the Internet

     Stockholders who elected to receive the Proxy Statement and the annual report on Form 10-K (the “Annual Report”) over the Internet will be receiving an e-mail on or about April 25, 2011 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time, May 24, 2011.

     If a stockholder’s shares are registered in the name of a brokerage firm and the stockholder has not elected to receive the Proxy Statement and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in the Broadridge online program, which provides eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report the opportunity to vote via the Internet. If a stockholder’s brokerage firm is participating in Broadridge’s program, a form from the broker will provide voting instructions.

     Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies. Stockholders of record wishing to receive future stockholder materials electronically can elect this option by following the instructions provided when voting over the Internet at www.proxyvote.com.

     Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an e-mail notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions. Internet access does not have to be elected each year.

     Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

Householding of Annual Meeting Materials

     Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (408) 774-9060 or at 870 W. Maude Avenue, Sunnyvale, California 94085 requesting such copies. If a stockholder is receiving multiple copies of the proxy statement and annual report at the stockholder’s household and would like to receive a single copy of each of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     As set by the Board of Directors pursuant to the Bylaws of the Company, the authorized number of directors of the Company is currently set at seven.

     The Nominating Committee of the Board of Directors has recommended, and the Board of Directors has nominated, the seven nominees listed below for election as directors at the Annual Meeting, each to serve until the 2012 annual meeting of stockholders, until each director’s successor is elected or appointed and qualified, or until the earlier resignation or removal of the director. All of the nominees are currently directors of the Company, and each of the nominees named below has consented, if elected as a director of the Company, to serve until his term expires. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director, if elected. Each of the seven nominees for director who receives the greatest number of votes will be elected.

     Set forth below are the names, ages and certain biographical information relating to the director nominees as of April 5, 2011.

Name of Nominee	Age	Position with Company	Director Since
D. James Guzy (1)(2)	75	Chairman of the Board	1986
Michael J. Salameh	56	Director	1986
John H. Hart (2)(3)	65	Director	1999
Robert H. Smith (1)(3)	74	Director	2002
Thomas Riordan	54	Director	2004
Patrick Verderico (1)	67	Director	2004
Ralph Schmitt	50	President, Chief Executive Officer	2008
		and Director
____________________

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating Committee

     D. James Guzy has served as our Chairman of the Board since 1986. He has been Chairman of Arbor Company, a limited partnership engaged in the electronics and computer industry, since 1969 and Co-founder and Chairman of SRC Computers LLC, a developer of reconfigurable processor-based computers, since 1996. Mr. Guzy currently serves on the board of Cirrus Logic, a developer of high-precision analog and mixed-signal integrated circuits, since 1984 and a director of Alliance Bernstein Core Mutual Fund since 1982. He also served as a director of Intel, a semiconductor chip maker, from 1969 to 2008, a director and director emeritus of Novellus Systems, a developer and manufacturer of systems used in the fabrication of integrated circuits, from 1990-2003 and 2004-2006 respectively, a director and director emeritus of Micro Component Technology, Inc., a semiconductor test equipment manufacturer, from 1993-2004 and 2005-2008 respectively, a director and director emeritus of LogicVision, a provider of semiconductor built-in-self- test BIST and diagnostic solutions, from 1999-2004 and in 2005 respectively, and a director and director emeritus of Tessera Technologies, a developer of miniaturization technologies for chip-scale, multichip, and wafer-level packaging, from 2000-2004 and in 2005 respectively. Mr. Guzy received a B.S. from the University of Minnesota and an M.S. from Stanford University. The Board selected Mr. Guzy to serve as a director because of his long experience with the Company, experience with public company governance and knowledge of the semiconductor industry. He was a founding investor of the Company and served as Chairman since the beginning and is therefore very familiar with the Company’s markets, customers and competition. Furthermore he has over 40 years of experience serving as an investor and director of numerous public companies, including many leading semiconductor companies.

     Michael J. Salameh co-founded PLX and served as our Chief Executive Officer and as a member of the Board of Directors from PLX's inception in May 1986. He retired from his position as CEO in November 2008 and continues to serve as a director. In addition to serving as PLX’s CEO for 22 years, he personally participated in many of the key company functions including sales, marketing, engineering, accounting, quality assurance, operations and compensation. He is familiar with the company’s critical business processes, the key people and the business landscape including customers, markets, suppliers and competition. Mr. Salameh currently performs management consulting for several private technology companies. He has more than 25 years of chief executive and marketing experience in the semiconductor industry. From 1980 through 1986, Mr. Salameh was employed in various marketing management positions with Hewlett-Packard Company. Mr. Salameh received a B.S. in Engineering and Applied Science from Yale University and an M.B.A. from Harvard Business School. The Board selected Mr. Salameh to serve as a director because of his industry experience and knowledge of the Company.

     John H. Hart has been a director of PLX since April 1999. He is a former senior vice president and Chief Technology Officer of 3Com. At 3Com, Mr. Hart was responsible for the overall strategic direction of the company during the 10 year period from 1990 to 2000 in which it grew annual revenue from $400 million to almost $6 billion. He architected and led 3Com’s “Fast, Cheap and Simple” (FCS) first/last mile networking strategy and was responsible for 3Com’s Advanced Development Lab which pioneered Ethernet adapter and switch solutions, 802.11 solutions, and cable modems/low cost routers. Prior to 3Com, Mr. Hart was Vice President of engineering at Vitalink Communications Corporation where he led the group that invented, patented and shipped the industry’s first Ethernet switching products. He has experience in determining successful strategic directions. Mr. Hart currently serves on the board of Plantronics Inc. since 2006, and previously served on the boards of Coherent Inc. from 2000-2010, and Clearspeed Technology PLC from 2002-2008. He holds a Bachelor of Science in Mathematics from the University of Georgia. The Board selected Mr. Hart to serve as a director because of his technology experience and perspective. Many of the technology and market trends and business issues that Mr. Hart experienced at 3Com are directly relevant to PLX’s business.

     Thomas Riordan was appointed to the Board of Directors in November 2004 and has more than 30 years of experience in the solid-state electronics industry. Mr. Riordan is currently the CEO Emeritus of Exclara, Inc., a solid state lighting company, which he joined in August 2006. Most recently, Mr. Riordan was an Entrepreneur-in-Residence at Bessemer Venture Partners. Prior to Bessemer Venture Partners, from August 2000 to December 2004, Mr. Riordan was vice president of the microprocessor division of PMC-Sierra, Inc., a semiconductor company. From August 1991 to August 2000, Mr. Riordan was chief executive officer, president and a member of the board of directors of Quantum Effect Devices, Inc. (QED), a semiconductor design company that Mr. Riordan co-founded. QED went public on NASDAQ in 1999 and was subsequently acquired by PMC-Sierra. From February 1985 to June 1991, Mr. Riordan served in various design and managerial roles, most recently as director of research and development at MIPS Computer Systems, Inc., a semiconductor design company. From March 1983 to January 1985, Mr. Riordan served as a design engineer at Weitek Corporation, a semiconductor company. From October 1979 to February 1983, Mr. Riordan was a design engineer at Intel Corporation. Mr. Riordan also serves on the boards of directors of Mellanox Technologies Ltd., a semiconductor company since 2003, and several private companies. Mr. Riordan holds Bachelor of Science and Master of Science degrees in Electrical Engineering as well as a Bachelor of Arts degree in Government from the University of Central Florida and has done post-graduate work in Electrical Engineering at Stanford University. The Board selected Mr. Riordan to serve as a director largely because of his experience in building QED into a leading microprocessor company. QED (now part of PMC-Sierra) and PLX are both complex digital chip fabless semiconductor companies and therefore have many common characteristics such as design and manufacturing methodologies, supply chain systems and marketing and sales processes.

     Robert H. Smith has been a director of PLX since November 2002. Mr. Smith has extensive experience in a variety of industries, including the semiconductor industry and has had management experience in a variety of roles. His experience as Chief Financial Officer of publicly held companies also provides valuable knowledge of financial statement preparation and regulatory compliance. From May 1995 to August 2002, Mr. Smith worked at Novellus Systems Inc., a semiconductor equipment manufacturer, where his last position was Executive Vice President of Administration in the Office of the CEO and board member. In 1994, Mr. Smith held the position of chairman of the board of directors for Micro Component Technology, Inc., a semiconductor test-equipment manufacturer. From 1986 through 1990, Mr. Smith served as the president of Maxwell Graphics, Inc., a printing company. From 1982 through 1986, Mr. Smith held chief financial officer positions with Maxwell Communications of North America Corp. and R. R. Donnelley and Sons, printing companies. He previously also held executive positions with Honeywell, Inc., Memorex Corp. and Control Data Corp. Mr. Smith is currently a member of the board of directors for ON Semiconductor Corporation and Cirrus Logic, Inc., semiconductor companies, and Epicor Software Corporation, a software company. He was also a member of the board of directors for Virage Logic Corporation, a semiconductor company from 2003 to 2010. The Board selected Mr. Smith to serve as a director because he has served as chief financial officer, audit committee chairman and audit committee member for a variety of companies and he has an extensive understanding of the internal and external financial reporting of public companies.

     Patrick Verderico has been a director of PLX since November 2004. He is an operations and financial executive with more than 25 years of industry and consulting experience with high technology companies. Mr. Verderico has extensive line experience in manufacturing, finance, planning, and international operations with service as a corporate officer in seven high technology companies in manufacturing, finance and executive management. Mr. Verderico’s international experience includes expatriate assignments in Latin America and Asia. He has served on the Board of Directors of three publicly traded semiconductor companies before joining the Board of PLX. Mr. Verderico is a certified public accountant and has both audit and compensation board committee experience. From 1992 to 2008, Mr. Verderico served as a director of Micro Component Technology, Inc., a semiconductor test equipment manufacturer. He also previously served on the board of directors of OSE USA, Inc., a semiconductor-packaging foundry, from 1997-2006 and Catalyst Semiconductor, a programmable integrated circuit manufacturer, from 1996-2000. From January 2001 to January 2003, he was Chief Financial Officer of Ubicom, an Internet processor and software company. From April 1997 to November 2000, he worked at OSE USA, Inc. where his last position was President and Chief Executive Officer. Prior to 1997, Mr. Verderico held executive positions with Maxtor as Chief Operating Officer, Creative Technology as Chief Financial Officer, Cypress Semiconductor as Chief Financial Officer, Philips Semiconductors as Vice President of Assembly Operations, National Semiconductor as Corporate Controller, and a former partner of Coopers & Lybrand. Mr. Verderico received a B.A. from the University of Akron and a Masters of Public Administration (M.P.A.) from Pennsylvania State University. The Board selected Mr. Verderico to serve as a director because he has broad financial and operational management experience with high technology companies, and has experience with board committee functions such as audit and compensation.

     Ralph Schmitt has served as our President and Chief Executive Officer, and has been a member of our board of directors, since November 2008. He has been involved in the semiconductor industry for 25 years in various diversified areas such as design, application, sales, marketing and general management, Mr. Schmitt has served on multiple semiconductor boards and has run four different semiconductor companies. In 2008, prior to joining the Company, Mr. Schmitt served as an independent consultant with a variety of venture capitalists and acted as chief executive officer of Legend Silicon Corporation, a privately funded Chinese terrestrial Digital TV semiconductor company. From June 2005 to August 2007, Mr. Schmitt served as the chief executive officer of Sipex, an analog semiconductor company which merged with Exar Corporation, a fabless semiconductor company, in August 2007. Upon the completion of the merger, he was appointed chief executive officer and a director of Exar, positions he held until the end of 2007. From 1999 to 2005, Mr. Schmitt was the Executive Vice President of Sales, Marketing and Business Development for Cypress Semiconductor, a seller of a broad range of semiconductor products to global markets. At various points of his career, he has served on the boards of Legend Silicon Corporation from March 2008 to March 2009, Exar Corporation from August 2007 to December 2007, Sipex from June 2005 to August 2007 and several other privately held semiconductor and system companies. Mr. Schmitt received his BSEE from Rutgers University and began his career as a Computer and Communications System Hardware Designer. The Board selected Mr. Schmitt to serve as a director because he is the chief executive officer of the Company and he has relationships with many executives and senior management at semiconductor companies throughout the United States.

THE BOARD RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO THE 2008 EQUITY INCENTIVE PLAN

Summary of Proposal

     We are asking our stockholders to approve an amendment to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”). The proposed amendment to the 2008 Plan will reserve an additional 2,300,000 shares for issuance under the 2008 Plan to a total of 5,000,000 shares plus shares described below that would have reverted under a prior plan. As of April 5, 2011, only 230,511 shares remained available for future grant under 2008 Plan.

     Our stockholders approved the 2008 Plan at our annual meeting in 2008, with a share reserve consisting of 1,200,000 shares plus 4,380,765 shares that otherwise would have reverted to the share reserve of our 1999 Stock Incentive Plan (the “Prior Plan”). Our stockholders approved an amendment to the 2008 Plan at our annual meeting in 2010, which added 1,500,000 shares to the share reserve.

     Since the approval of the 2008 plan, we have:
  Acquired Oxford Semiconductor, Inc. and Teranetics, Inc. in 2009 and 2010 and granted initial stock options to those employees of 418,000 and 662,000, respectively.
  Executed a tender offer for underwater options in 2009 that resulted in the cancellation of 2,133,278 shares in the 2008 and Prior Plans,
  Issued 776,000 options to new employees net of the return of unexercised options from terminated employees.
  Issued 2,384,456 options to continuing employees and directors net of the return of unexercised options from terminated employees.
     The following summarizes the current status of the share reserve:
  2,700,000 shares (based on 1,200,000 and 1,500,000 shares respectively approved by our stockholders in 2008 and 2010), plus shares that otherwise would have reverted to the share reserve of the Prior Plan, which figure currently would not exceed 2,407,369, subject to an effective aggregate share reserve limit which is currently 5,107,369.
     As of April 5, 2011, options to purchase a total of 4,856,366 shares held by 238 optionees under all equity plans were outstanding as of such date at a weighted average exercise price of $4.22 per share, and 230,511 shares remained available for future grant under 2008 Plan. As of that same date, the number of employees, directors and consultants eligible to receive grants under the 2008 Plan was approximately 256 persons.

     The remaining 230,511 shares available to grant under all of our option plans will not be sufficient to attract and retain key employees in 2011 and future periods. The 2008 Plan is intended to enhance the Company’s ability to provide key individuals with awards and incentives commensurate with their contributions and competitive with those offered by other employers, and to increase stockholder value by further aligning the interests of key individuals with the interests of the Company’s stockholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance. The Board of Directors believes that the Company’s long term success is dependent upon the Company’s ability to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to the Company.

     The following table describes the Company’s gross and net burn rates and overhangs from all of the Company’s option plans:

	2007	2008	2009	2010	2011 (1)
Gross burn rate	2.7%	5.4%	3.5%	4.1%	1.8%
Net burn rate	1.7%	3.1%	-5.4%	3.8%	1.5%
Overhang - granted	13.9%	17.0%	7.6%	9.4%	10.9%
Overhang - granted & available	17.8%	21.7%	10.0%	11.5%	16.6%
____________________

(1)	Through April 5, 2011 and assuming the approval of Proposal No. 2

     Our average three year gross burn rate through the end of 2010 was approximately 4.3%. This average gross burn rate is well below the 2011 Burn Rate Cap that ISS established for GICS 4530, Semiconductors and Semiconductor Equipment, of 6.64%.

     Therefore, if our stockholders approve Proposal No. 2, our 2008 Plan share reserve would be:
  5,000,000 shares,
  plus up to 2,407,369 shares that otherwise would have reverted to the share reserve of the Prior Plan, subject to an aggregate share reserve limit of 7,407,369 shares.
     The following summary of the 2008 Plan, including the proposed amendment, is subject in its entirety to the specific language of the 2008 Plan. A copy of the 2008 Plan, as amended and restated to reflect the proposed amendment, is attached to this Proxy Statement as Appendix A.

Background

     The 2008 Plan was approved by our board of directors in April 2008 and by our stockholders in May 2008. Our stockholders approved an amendment to the 2008 Plan at our annual meeting in May 2010 that increased the share reserve from the limit initially adopted in 2008. The 2008 Plan also served as our successor equity incentive program to the Prior Plan.

     In February 2011, the board of directors approved an amendment to the 2008 Plan, conditioned upon and not to take effect until approved by our stockholders, to increase the number of shares reserved for issuance under the 2008 Plan from 2,700,000 shares to 5,000,000 shares, plus shares that otherwise would have reverted to the share reserve of the Prior Plan, and subject to an aggregate limit not to exceed 7,407,369 Shares that may be issued or transferred under the Plan.

     The purposes of the 2008 Plan are to give our employees and others who perform substantial services for us an incentive, through ownership of our common stock, to continue in our service, and to help us compete effectively with other enterprises for the services of qualified individuals.

Reason for the Amendment

     Over the past two years, we have issued initial options to employees who joined us through the acquisitions of Oxford Semiconductor Inc. and Teranetics, Inc. aggregating 1,080,000 shares and we cancelled 2,133,278 shares associated with our tender offer for underwater options in 2009. As a result, there are only 230,511 shares available to grant from the 2008 Plan. The proposed amendment increases the maximum number of shares available for grant under the 2008 Plan. We believe this increase will allow us to attract, retain and motivate the services of key executive officers and employees which is essential to our long-term growth and success. Since equity awards are an important part of compensation in the technology industry generally and among our competitors, we would be at a competitive disadvantage if we were not able to offer the awards. Use of equity awards as part of our compensation program also helps us provide incentives for strong performance and conserve cash.

     Approval of this Proposal No. 2 is intended to enable us to achieve the following objectives:
  Continuing to have an equity incentive program and an adequate number of shares available for future stock awards.
  Being able to attract, hire, retain and motivate the highest caliber of high skilled employees and directors.
  Maintaining a competitive stock-based incentive program with flexibility regarding types of equity awards, encouraging share ownership, linking equity awards to our performance and aligning the interests of employees, directors and stockholders.
  Having sufficient shares reserved under our option plans for two years of expected grants.
Shares Subject to the 2008 Plan

     The current and proposed share reserve under the 2008 Plan is summarized above and set forth in Section 3.1 of the 2008 Plan.

     The share reserve under the 2008 Plan will be increased by the number of shares issuable pursuant to awards outstanding under the Prior Plan that would have otherwise reverted to the Prior Plan because they expire, are canceled or are otherwise terminated without being exercised, following the date that our 2008 Plan became effective, subject to the aggregate limit described above.

     Any shares subject to an award that terminates, expires or is settled in cash will be available again for grant under the 2008 Plan. Shares tendered or withheld as payment of the exercise price under an award, or a tax withholding for a payment of an award, will be treated as issued and will be deducted from the aggregate share limit. Shares that we issue in order to assume or substitute for outstanding awards of an entity acquired by us, or by a parent or subsidiary or other entity related to us, are not counted against the shares available under the 2008 Plan. The shares that we distribute under an award may consist of authorized and unissued shares, treasury shares or shares purchased on the open market.

Administration

     The 2008 Plan is administered by our Board of Directors unless the Board chooses to delegate administration responsibilities to a committee composed of non-employee Board members. (In this Proxy Statement we will refer to the Board or the committee to which administration of the Plan has been delegated as the “Committee”). The Committee will determine which eligible individuals are to receive awards under the 2008 Plan, the type or types of award granted, the time or times when such awards are made, exercise price, grant price, purchase price, award restrictions, and vesting schedules. The Committee will also determine whether the exercise price of an award will be paid in cash, shares, other awards, or other property, and whether an award may be canceled, forfeited, or surrendered. The Committee may also amend the terms of the 2008 Plan and outstanding awards, except that no amendment will be effective without stockholder approval if stockholder approval is required by applicable laws or by the listing standards of the principal exchange on which our common stock is traded, and amendments to outstanding awards may not materially and adversely impact the rights of a participant without the participant’s prior written consent. The Committee does not have the authority to accelerate or delay issuance of shares under an award if the acceleration or delay would be considered a deferral of compensation under Section 409A of the Internal Revenue Code. Amendments to the 2008 Plan are subject to stockholder approval to the extent required by law, rule or regulation.

Equity Awards

     Our 2008 Plan provides for the following types of awards:

     Stock Options. The 2008 Plan provides for the grant of incentive stock options, or ISOs, and non-qualified stock options, or NSOs, to employees, directors and consultants. ISOs may only be granted to employees. Options are granted with terms determined by the Committee, provided that ISOs are subject to statutory ISO limitations. Thus, the Committee determines the exercise price for a stock option, within the terms and conditions of the 2008 Plan and applicable law, provided that the exercise price may not be less than 100% (or higher in the case of certain ISOs) of the fair market value of our common stock on the date of grant. As of April 5, 2011, the fair market value of a share of our common stock was $3.67.

     Options granted under the 2008 Plan will vest at the rate specified by the Committee. The Committee may also substitute a stock appreciation right for a stock option any time before the option is exercised.

     The term of any stock option granted under the 2008 Plan may not exceed ten years. However, if a participant’s employment with us ends within ten years from the date an ISO is granted to him or her, the ISO will expire three months after the participant ceases working for us, unless the participant terminates employment on account of disability or death, in which case the ISO will expire one year after the date employment terminates.

     Participants in the 2008 Plan may pay the exercise price for the shares of stock underlying the granted options in cash, in shares of our common stock held by the participant, or in other property of the participant that is acceptable to the Committee. The option may also be exercised through a broker-dealer sale and remittance procedure pursuant to which the participant effects a same-day exercise of the option and sale of the purchased shares in order to cover the exercise price for the purchased shares and the applicable withholding taxes. In addition, the Committee may provide financial assistance to a participant who wishes to exercise his or her outstanding options, provided that the participant is not an executive officer or Board member, by allowing the participant to deliver an interest-bearing promissory note in the amount of the exercise price and any associated withholding taxes.

     Restricted Stock. Participants who are granted restricted stock awards under the 2008 Plan may have restrictions on transferability, voting rights and the right to receive dividends on restricted stock awarded under the 2008 Plan. The price that participants will pay for each share of restricted stock will be set by the Committee and will be paid in a form approved by the Committee, which may be cash, services rendered or to be rendered to the Company or a related entity, or in another form of payment.

     Stock Appreciation Rights. Stock appreciation rights, or SARs, typically provide for payments to the holder based upon increases in the price of our common stock from the date the SAR was granted to the date that the right is exercised. The Committee may elect to pay SARs in cash, in common stock, or in a combination of cash and common stock.

     Performance Share Awards. Performance share awards are awards of shares of our common stock that are made due to satisfaction of performance criteria and assessment of the contributions, responsibilities and other compensation as determined by the Committee, as of a specified date or dates or over a period or periods determined by the Committee.

     Performance Stock Units. Performance stock units are denominated in unit equivalent of shares of our common stock and/or units of value including dollar value of shares of our common stock. They may provide for payment based on specific performance criteria and assessment of the contributions, responsibilities and other compensation determined by the Committee, as of a specified date or dates or over a period or periods determined by the Committee.

     Dividend Equivalent Rights. Dividend equivalent rights are rights to receive the equivalent value, in cash or common stock, of dividends paid on shares that are subject to any award under the 2008 Plan. If dividend equivalent rights are granted, they would be credited as of the dividend payment dates, if any, that occur between an award’s date of grant and date of exercise, vesting, or expiration, as determined by the Committee. Dividend equivalents are converted to cash or shares by a formula, at a time and within the limitations that are set by the Committee. PLX has not paid dividends to date.

     Share Payments. Share payments include payments in the form of common stock or an option or other right to buy shares. The share payment is made instead of some other form of compensation pursuant to a bonus, deferred compensation or other compensation arrangement, in the number and manner determined by the Committee. Share payments may also be based upon specific performance criteria that are set by the Committee.

     Deferred Stock. Deferred stock is a right to receive a specified number of shares during time periods determined by the Committee. Awards of deferred stock may provide for payment based on specified performance criteria determined by the Committee. Shares subject to deferred stock awards will not be issued until the awards have vested. Recipients of deferred stock awards generally have no voting or dividend rights on the deferred stock until the vesting conditions are satisfied.

     Restricted Stock Units. Restricted stock units are denominated in unit equivalent of shares of our common stock and are typically awarded to participants without payment of consideration. They are subject to vesting conditions based upon a schedule or performance criteria established by the Committee. Unlike restricted stock, the stock underlying restricted stock units will not be issued until the restricted stock units have vested. In addition, recipients of restricted stock units generally have no voting or dividend rights until the vesting conditions are satisfied. Restricted stock units may be settled in shares or our common stock, cash or a combination of both.

     Performance Bonus Awards. Performance bonus awards are cash bonuses that are paid upon achievement of performance goals that are established by the Committee as of a specified date or dates or over a period or periods determined by the Committee. These awards are intended to comply with IRS requirements under Section 162(m) of the Internal Revenue Code for performance-based compensation.

     Other Awards. The Committee may make other types of awards under the 2008 Plan as long as the awards are consistent with the terms of the 2008 Plan and they involve either issuance of shares, vesting based on the passing of time, occurrence of one or more events, satisfaction of performance criteria, or issuance of another security which derives its value from the value of our common stock.

     Full value awards may be issued for no cash consideration by the participant other than the par value of the underlying shares as required under Delaware law.

     Performance-Based Awards. Performance-based awards include awards other than options or SARs which comply with IRS requirements under Section 162(m) of the Internal Revenue Code for performance-based compensation. The Committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The Committee may grant to such covered employees awards that are paid, vest or become exercisable upon the attainment of company performance criteria which are related to one or more of the following performance goals as applicable to us or any of our subsidiaries, divisions or operating units, or the performance of an individual:
  earnings or net earnings (either before or after interest, taxes, depreciation and amortization);
  economic value-added;
  sales or revenue;
  income;
  net income (either before or after taxes);
  operating earnings;
  cash flow (including, but not limited to, operating cash flow and free cash flow);
  cash flow return on capital;
  return on assets or net assets;
  return on stockholders’ equity;
  return on capital;

  stockholder returns;
  return on sales;
  gross or net profit margin;
  productivity;
  expense;
  margins;
  operating efficiency;
  customer satisfaction;
  working capital;
  earnings per share;
  price per share; and
  market share.
     At the time of grant, the Committee may specify one or more objectively determinable adjustments set forth in the 2008 Plan that may be made to one or more of the performance goals.

     No participant in our 2008 Plan may be issued or transferred more than 300,000 shares of common stock per calendar year pursuant to performance-based awards under the 2008 Plan, and the maximum cash amount paid during any calendar year for performance-based awards (including performance bonus awards) to a single participant is $500,000.

Full Value Award Limitations

     No more than 300,000 shares in the aggregate may be issued during the term of the 2008 Plan under full value awards. Full value awards must vest over a period of no less than three years following the date of grant, unless they are performance-based full value awards, in which case they must vest over a period of no less than one year from the date of grant.

Transferability of Awards

     Generally, a participant may not transfer an award other than by will or the laws of descent and distribution unless, in the case of awards other than ISOs, the award agreement provides otherwise. If permitted under the award agreement, a participant may designate a beneficiary such as the participant’s family, charitable institutions or trusts, or other persons and entities approved by the Committee. These beneficiaries may exercise an award and receive any distribution under an award after the participant’s death, if the participant provides evidence that the transfer of the award is being made for estate and/or tax planning purposes and is consistent with our lawful issue of securities.

Eligibility

     The individuals eligible to participate in our 2008 Plan include our officers and other employees, our board members and any consultants we hire. Employees, consultants or members of the boards of any of our subsidiaries are also eligible to participate. As of April 5, 2011, there were approximately 256 employees and 6 non-employee board members who met the eligibility requirements to participate under the terms of the 2008 Plan.

Change in Control

     The 2008 Plan contains a change in control provision, which may result in the accelerated vesting of outstanding awards. In the event of a change in control of our company (for example, if we are acquired by merger or asset sale), each award outstanding under the 2008 Plan will immediately vest, unless the award is converted, assumed or replaced by the successor corporation. In connection with a change in control, the Committee may permit a participant to exercise his or her awards during a period of time determined by the Committee. A change in control is generally defined as:
  the direct or indirect acquisition of more than 50% of the voting stock of the Company;
  if, during any period of two consecutive years, individuals who, at the beginning of such period, constitute our Board of Directors together with any new directors whose election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of such body;
  the consummation of (i) a merger, consolidation, reorganization or business combination in which the Company is a party, (ii) a sale or other disposition of all or substantially all of our assets, or (iii) the acquisition of assets or stock of another entity (other than a transaction which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person owns 50% or more of the voting stock of the successor entity); or
  a liquidation or dissolution of the Company.
Adjustment Upon Changes in Capitalization

     In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of assets to our stockholders or any other change affecting our common stock other than certain equity restructurings enumerated in the 2008 Plan, the Committee will make appropriate adjustments in the number and type of shares subject to the 2008 Plan, the terms and conditions of any award outstanding under the 2008 Plan, and the grant or exercise price of any such award. In the case of certain equity restructurings specified in the 2008 Plan, the number and types of securities subject to each outstanding award and the grant or exercise price will be adjusted without any discretion on the part of the Committee.

Amendment and Termination of the 2008 Plan

     With the approval of our Board of Directors, the Committee may suspend or terminate the 2008 Plan, or any part thereof, at any time and for any reason. With the approval of our Board of Directors, the Committee may also amend the 2008 Plan from time to time, except that the Committee may not, without prior stockholder approval, amend the 2008 Plan in any manner which would require stockholder approval to comply with any applicable laws, regulations or rules. No action by our Board of Directors, the Committee or our stockholders may alter or impair any award previously granted under the 2008 Plan without the consent of the participant. Unless terminated earlier, the 2008 Plan shall terminate ten years from the date of its approval by our Board of Directors.

No Repricing of Awards; Restrictions on Option Repurchases

     The 2008 Plan does not permit our Board of Directors or the Committee, without stockholder approval, to amend the terms of any outstanding option or SAR under the 2008 Plan to reduce its exercise price or to cancel and replace any outstanding options or SARs with options or SARs having a lower exercise price.

     The 2008 plan has been amended to add to the repricing provision summarized above a restriction on our company repurchasing outstanding options or SARs for cash without stockholder approval, as more fully set forth below. This amendment was effective on April 19, 2011, as it was not the type of amendment that requires stockholder approval.

     The amendment revises the terms of Section 14.1 of the 2008 Plan to read as follows:

     14.1 Amendment, Modification, and Termination. Subject to Section 15.14 hereof, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11), or (ii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company,

     (a) no Option or SAR may be amended to reduce the per share exercise price of the shares subject to such Option or SAR below the per share exercise price as of the date the Option is granted and,

     (b) except as permitted by Article 11, and at any time when the then-current Fair Market Value of a Share is less than the Fair Market Value of a Share on the date that an outstanding Option or SAR was granted, such outstanding Option or SAR may not be cancelled or surrendered in exchange for

     (i) cash,

     (ii) an Option or SAR having a per share exercise price that is less than the Fair Market Value of a Share on the date that the original Option or SAR was granted, or

     (iii) or any other Award.

Federal Income Tax Consequences Associated with the 2008 Plan

     The following is a general summary under current law of the material U.S. federal income tax consequences to participants in the 2008 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a participant’s personal investment circumstances. This summarized tax information is not tax advice.

     Non-Qualified Stock Options. For U.S. federal income tax purposes, if a participant is granted NSOs under the 2008 Plan, the participant will not have taxable income on the grant of the option, nor will we be entitled to any deduction at such time. Generally, on exercise of NSOs the participant will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of our common stock on the date each such option is exercised. The participant’s basis for the shares for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the participant exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

     Incentive Stock Options. There is no taxable income to a participant when he or she is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the participant for purposes of the alternative minimum tax. Gain realized by the participant on the sale of an ISO is taxable at capital gains rates, and no tax deduction is available to us, unless the participant disposes of the shares within (1) two years after the date of grant of the option or (2) within one year of the date the shares were transferred to the participant. If the shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the participant must recognize ordinary income. If such a sale or disposition takes place in the year in which the participant exercises the option, the income the participant recognizes upon sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if the participant sells or otherwise disposes of the shares before the end of the two-year and one-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the participant recognizes on the disposition of the shares.

     An ISO exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as an NSO, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

     Stock Appreciation Rights. In the case of SARs granted with an exercise price equal to the fair market value of our common stock on the date of grant, no taxable income is realized upon the receipt of the SAR, but upon exercise of the SAR, the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the participant realized as ordinary income.

     Restricted Stock and Deferred Stock. A participant to whom restricted or deferred stock is issued generally will not recognize taxable income upon such issuance, and we generally will not then be entitled to a deduction unless, with respect to restricted stock, an election is made by the participant under Section 83(b) of the Internal Revenue Code. However, when restrictions on shares of restricted stock lapse such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income, and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price of the shares, and we will be entitled to a deduction for the same amount. Similarly, when deferred stock vests and is issued to the participant, the participant generally will recognize ordinary income and we generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. A Section 83(b) election is not permitted with regard to the grant of deferred stock.

     Dividend Equivalents. A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

     Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common shares, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

     Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and we generally will be entitled to a deduction for the same amount.

     Section 162(m) of the Code. In general, under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” as provided for by the Internal Revenue Code and established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Performance or incentive awards granted under the 2008 Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon the pre-established objective performance goals described above.

     We have attempted to structure the 2008 Plan in such a manner that the Committee can determine the terms and conditions of stock options, SARs and performance and incentive awards granted under the 2008 Plan such that remuneration attributable to such awards will not be subject to the $1million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

     Section 409A. Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (i.e., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

     Certain awards under the 2008 Plan may be subject to the requirements of Section 409A in form and in operation. For example, deferred stock awards and other awards that provide for deferred compensation will be subject to Section 409A. If an award under the 2008 Plan is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Amended Plan Benefits

     As of the date of this Proxy Statement, no executive officer, director and no associate of any executive officer or director, has been granted any options subject to stockholder approval of the proposed amendment. The benefits to be received pursuant to the 2008 Plan amendment by the Company’s executive officers, directors and employees are not determinable at this time.

Historical Grant Information

     No awards have been granted or promised with respect to the additional 2,300,000 shares under the proposed amendment to the 2008 Plan. Awards under the 2008 Plan are made at the discretion of our Board of Directors or the Compensation Committee, and future awards are therefore not determinable at this time. Information about our equity compensation plans that have and have not been approved by our stockholders is set forth at the end of our Executive Compensation section below under “Equity Compensation Plans.”

     The following table shows, for each of the individuals and groups indicated, the number of stock options and restricted stock units granted under the 2008 Plan during fiscal 2010, together with the weighted-average exercise price per share for the stock options:

Name	# of Restricted Stock	# of Stock Options	Weighted Average
	Units Granted	Granted	Exercise Price of Stock
			Options
Ralph Schmitt, President	-	80,000	4.92
and Chief Executive
Officer
Arthur O. Whipple,	-	60,000	4.92
Chief Financial Officer
Lawrence Chisvin,	-	55,000	4.92
Chief Operating Officer
David K. Raun,	-	60,000	4.92
VP of Marketing
Gene Schaeffer	-	60,000	4.92
VP of Worldwide Sales
All current executive	-	470,000	4.92
officers as a group
All current directors (who	-	30,000	4.52
are not executive officers)
as a group
All employees, including	-	1,081,000	3.98
all current officers who are
not executive officers, as a
group

Required Vote

     The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting shall be required to approve the amendment to the 2008 Plan, provided a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
OF THE AMENDMENT TO THE 2008 PLAN

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

     BDO USA, LLP has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for the year ending December 31, 2011. Although the Company is not required to seek stockholder approval of its selection of independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider its selection of its independent registered public accounting firm.

     A representative of BDO USA, LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     The following table presents fees for professional audit services rendered by BDO USA, LLP for the integrated audits of the Company’s annual financial statements for the years ended December 31, 2009 and 2010, and fees billed for other services rendered by BDO USA, LLP for the years ended December 31, 2009 and 2010.

	2009	2010
Audit Fees (1)	$538,000	$538,000
Audit-Related Fees (2)	80,000	81,000
Tax Fees (3)	-	-
All Other Fees (4)	-	-
Total	$618,000	$619,000
____________________
(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO USA, LLP in connection with statutory and regulatory filings or engagements for the years ended December 31, 2009 and 2010.

(2)	Audit-Related Fees consist of fees billed for services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and internal controls and are not reported under “Audit Fees”. Audit related fees in 2009 and 2010 are related to audit work performed in conjunction with the acquisitions of Oxford Semiconductor, Inc. and Teranetics, Inc., respectively.

(3)	There were no Tax Fees incurred in the periods reported.

(4)	There were no All Other Fees incurred in the periods reported.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

     The Audit Committee pre-approves all audit services provided by the independent registered public accounting firm. In March 2004, the Audit Committee adopted a policy for the pre-approval of audit services provided by the independent registered public accounting firm. Under the policy, the independent registered public accounting firm cannot be retained for non-audit services without pre-approval and pre-approval is generally detailed as to the particular service or category of services to be provided. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR
ENDING DECEMBER 31, 2011

PROPOSAL NO. 4

EXECUTIVE COMPENSATION ADVISORY VOTE

     The Compensation Discussion and Analysis beginning on page 27 of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee for our fiscal year ended December 31, 2010 with respect to the executive officers named in the Summary Compensation Table on page 32. The Board of Directors is asking our stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of PLX Technology, Inc. approve the compensation of the executive officers named in the Summary Compensation Table, as disclosed in its proxy statement for the annual meeting of stockholders in 2011 pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

     As you cast your vote on this Proposal 4, you are encouraged to consider the objectives and elements of our executive compensation program as contained in the Compensation Discussion and Analysis section below. Our executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase shareholder value. We believe that our executive compensation program is both competitive and strongly focused on pay for performance principles, and provides an appropriate balance between risk and rewards.

     For these reasons, the Board is asking our stockholders to vote “FOR” this proposal. Although your vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 4.

PROPOSAL NO. 5

AN ADVISORY VOTE ON THE FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

     In Proposal No. 4, our stockholders are being asked to cast a non-binding advisory vote with respect to the compensation of the Company’s executive officers named in the Summary Compensation Table, often referred to as a “say-on-pay” vote.

     In this Proposal No. 5, the Board of Directors is asking our stockholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future, often referred to as a “say-on-when” vote.

     Under SEC rules,
  we must ask our stockholders to vote on a say-on-pay proposal not less frequently than every three years, and must ask our stockholders to vote on a say-on-when proposal at least once every six years, by giving our stockholders the choice in that vote of specifying a frequency of the say-on-pay vote every 1 year, 2 years or 3 years, or abstaining.
     The form of proxy card included with this proxy statement allows stockholders to provide non-binding instructions on the frequency of the Company’s say-on-pay votes to occur every “1 year,” “2 years,” or “3 years,” or to abstain on this proposal. Voting instruction forms being sent by brokers or other nominees to beneficial holders of shares provide the same choices.

     The Board of Directors believes that there may be differing viewpoints among share owners and other interested parties concerning the benefits of annual or less frequent say-on-pay votes.

     However, after considering various factors relating to this topic, our Board of Directors favors an annual say-on-pay vote as being consistent with the underlying philosophy of our compensation policies disclosed in our annual proxy materials, and allowing our stockholders to express an annual advisory vote which our Compensation Committee will consider in making future compensation decisions.

     The Board may reconsider that position if the share owner vote on this proposal indicates a preference for a less frequent say-on-pay vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
OUR STOCKHOLDERS VOTE FOR A SAY-ON-PAY VOTE FREQUENCY OF “1 YEAR”
UNDER THIS PROPOSAL NO. 5.

BOARD AND CORPORATE GOVERNANCE MATTERS

Relationships Among Directors or Executive Officers

     There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

     During the year ended December 31, 2010, the Board of Directors met eight times. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating Committee. During the year ended December 31, 2010, no director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board. The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. One of the current members of the Board attended the 2010 annual meeting of stockholders. The Board has determined that a majority of the Board members, D. James Guzy, Thomas Riordan, Patrick Verderico, John H. Hart and Robert H. Smith, are independent directors as defined in the listing standards of The NASDAQ Global Market LLC. Consistent with the principles of the NASDAQ listing standards, the Board also determined that ownership of the Company’s stock by a director is not inconsistent with a determination of independence.

   Audit Committee

     The Audit Committee, which held four meetings in the year ended December 31, 2010, consists of Mr. Smith, Mr. Guzy and Mr. Verderico, with Mr. Smith serving as its chairman. The Audit Committee is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial controls, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may be established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. In addition, the Audit Committee reviews and pre-approves the engagement of the Company’s independent registered public accounting firm to perform audit and non-audit services and the related fees. The Board has determined that all members of the Audit Committee are independent directors as defined in the listing standards of NASDAQ. The Board has further determined that Robert H. Smith is an “audit committee financial expert” as defined by SEC rules.

     The Board of Directors has adopted and approved a charter for the Audit Committee, a copy of which can be viewed at the Company’s website at www.plxtech.com.

   Compensation Committee

     The Compensation Committee, which held two meetings in the year ended December 31, 2010, consists of Mr. Guzy and Mr. Hart, with Mr. Hart serving as its chairman. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s equity compensation plans and performs such other duties as may from time to time be determined by the Board. The Board has determined that all members of the Compensation Committee are independent directors as defined in the listing standards of NASDAQ. The Board of Directors has adopted and approved a charter for the Compensation Committee, a copy of which can be viewed at the Company’s website at www.plxtech.com.

   Nominating Committee

     The Nominating Committee, which held one meeting in the year ended December 31, 2010, consists of Mr. Hart, who serves as chairman, and Mr. Smith. The Nominating Committee assists the Board of Directors in selecting nominees for election to the Board of Directors and monitors the composition of the Board. The Nominating Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of stockholder proposals. The Nominating Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company at 870 W. Maude Avenue, Sunnyvale, California 94085, providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of the Company’s Common Stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Nominating Committee. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Nominating Committee. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

     The Nominating Committee operated under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website on www.plxtech.com.

   Criteria and Diversity

     In reviewing potential candidates for the Board, the Nominating Committee considers the individual’s experience in the semiconductor industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to become involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. Although we do not have a formal diversity policy, to foster and maintain a diversity of viewpoints, backgrounds and experience on the Board, the Committee evaluates the mix of skills and experience of the directors and assesses nominees and potential candidates in the context of the current composition of the Board and the requirements of the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

     The Board has determined that all members of the Nominating Committee are independent directors as defined in the listing standards of NASDAQ.

Compensation Committee Interlocks and Insider Participation

     During the year ended December 31, 2010, no executive officer of the Company served on the Compensation Committee (or equivalent), or the board of directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

Communication between Stockholders and Directors

     The Company’s Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to D. James Guzy, Chairman of the Board, c/o PLX Technology, Inc., 870 W. Maude Avenue, Sunnyvale, California 94085.

Board Leadership Structure

     The Board of Directors is committed to maintaining an independent Board and for many years, a majority of our Board has been comprised of independent directors. We separate the roles of CEO and Chairman of the Board. Our leadership structure enhances accountability of our chief executive officer to the Board, balances power on our Board and encourages balanced decision making. We also separate the roles in recognition of the differences in roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the chairman of the Board provides oversight, direction and leadership of the Board.

The Board’s Role in Risk Management Oversight

     Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of the Company's objectives, including strategic objectives, to improve long-term performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company's business strategy necessarily entails a determination of what constitutes an appropriate level of risk for the Company. The Board’s role in the Company’s risk oversight process includes receiving regular updates from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, human resources, employment, and strategic risks.

Compensation of Directors

     Through September 30, 2010, the Company provided cash compensation for its non-employee directors as follows: (i) each non-employee director not serving on the Audit Committee or as a committee chair shall receive a quarterly cash retainer of $2,500, (ii) each non-employee director serving on the Audit Committee, but not serving as a committee chair, shall receive a quarterly cash retainer of $3,500, (iii) the non-employee director serving as Audit Committee chair shall receive a quarterly cash retainer of $5,000, and $4,000 for each quarterly earnings audit meeting attended in person or telephonically, (iv) the non-employee directors serving as the chairs of the Nominating Committee or Compensation Committee shall each receive a quarterly cash retainer of $4,500, (v) the non-employee director serving as chairman of the Board shall receive a quarterly cash retainer of $6,000 and $4,000 for each scheduled Board meeting attended in person, or $2,000 for each scheduled Board meeting attended telephonically, and (vi) each non-employee director shall receive $2,000 for each scheduled Board meeting attended in person or $1,000 for each scheduled Board meeting attended telephonically.

     Effective October 1, 2010, the cash compensation for our non-employee directors was amended and the new cash compensation for our non-employee directors is as follows: (i) all members of the Board of Directors receive a quarterly retainer of $8,500, (ii) the chairman of the Board of Directors receives an additional quarterly retainer of $4,500, (iii) the chairman of the Audit Committee receives an additional quarterly retainer of $2,500, (iv) the chairman of the Compensation Committee receives an additional quarterly retainer of $1,500, (v) the chairman of the Nominating Committee receives an additional quarterly retainer of $1,000, (vi) member of the Audit Committee, including the chair receive an additional quarterly retainer of $2,000, (vii) members of the Compensation Committee, including the chair receive an additional retainer of $1,000 and (viii) members of the Nominating Committee, including the chair receive an additional quarterly retainer of $500.

     Through September 30, 2010, pursuant to the Company’s 2008 Equity Incentive Plan, the Company provided for annual automatic grants of nonqualified stock options to continuing non-employee directors as follows. Each non-employee director will receive a nonqualified stock option grant of 15,000 shares of the Company’s Common Stock upon his or her initial election to the Board of Directors. On the date of each annual stockholders’ meeting, each incumbent non-employee director who has served on the Board for at least eleven months will automatically be granted a nonqualified stock option to purchase 5,000 shares of the Company’s Common Stock. All options automatically granted to non-employee directors have an exercise price equal to 100% of the fair market value on the date of grant, are fully vested and immediately exercisable.

     Effective October 1, 2010, the equity compensation for our non-employee directors was amended and the equity compensation to our non-employee directors is as follows. Each non-employee director will receive a nonqualified stock option grant of 25,000 shares of the Company’s Common Stock upon his or her initial election to the Board of Directors. On the date of each annual stockholders’ meeting, each incumbent non-employee director who has served on the Board for at least eleven months will automatically be granted a nonqualified stock option to purchase 12,000 shares of the Company’s Common Stock. All options automatically granted to non-employee directors have an exercise price equal to 100% of the fair market value on the date of grant, are fully vested and immediately exercisable.

     The table below summarizes the compensation our company paid to non-employee directors for the year ended December 31, 2010. Mr. Schmitt, our current President and Chief Executive Officer, is a director, but is not included in the table below because he did not receive any additional compensation for services provided as a director during 2010.

Director Compensation for Year Ended December 31, 2010

	Fees Earned
	or Paid in
	Cash	Option Awards	Total
Name	($)	($)(1)(2)	($)
D. James Guzy	49,000	11,002	60,002
John H. Hart	34,000	11,002	45,002
Thomas Riordan	24,000	11,002	35,002
Michael J. Salameh	22,000	11,002	33,002
Robert H. Smith	48,500	11,002	59,502
Patrick Verderico	32,000	11,002	43,002
____________________

(1)	These dollar amounts reflect the aggregate grant date fair value for option awards in 2010 in accordance with FASB ASC Topic 718. Therefore, these amounts do not represent payments actually received by the directors.

  The assumptions used to calculate the value of the awards are set forth in Note 2 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2010.
  On May 26, 2010, the date of our last annual meeting, PLX granted each director a fully vested option to purchase 5,000 shares of our common stock with an exercise price of $4.52 per share.

(2)	As of December 31, 2010, each director had the following numbers of shares underlying stock options then outstanding: Mr. Guzy: 15,000; Mr. Salameh: 10,000; Mr. Hart: 15,000; Mr. Riordan: 40,000; Mr. Smith: 25,000; and Mr. Verderico: 10,000.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of April 5, 2011 for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

     Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless indicated otherwise, is c/o PLX Technology, Inc., 870 W. Maude Avenue, Sunnyvale, CA 94085.

	Shares Beneficially Owned (1)
Beneficial Owner	Number	Percent (2)
5% or Greater Stockholders:

VantagePoint Venture Partners	3,807,640 (3)	8.6%
1001 Bayhill Drive Suite 300
San Bruno, CA 94066

Simon J. Michael	3,181,598 (4)	7.1%
2778 Green Street
San Francisco, CA 94123

Neil Gagnon	3,069,762 (5)	6.9%
1370 Avenue of the Americas, Suite 2400
New York, NY 10019

BlackRock, Inc.	2,310,205 (6)	5.19%
40 East 52nd Street
New York, NY 10022

Directors and Named Executive Officers:

D. James Guzy	2,196,259 (7)	4.9%
Michael J. Salameh	365,633 (8)	*
Ralph Schmitt	354,226 (9)	*
Lawrence Chisvin	127,516 (10)	*
David Raun	111,434 (11)	*
Arthur O. Whipple	86,592 (12)	*
Gene Schaeffer	85,574 (13)	*
Robert H. Smith	45,000 (14)	*
Thomas Riordan	40,000 (15)	*
John H. Hart	15,000 (16)	*
Patrick Verderico	10,000 (17)	*

All directors and executive officers as a group
(14 persons):	3,827,538 (18)	8.6%

____________________

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. The indication herein that shares are beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares. The share amounts for executive officers in the table above include shares allocated to the accounts of such executive officers in the Company’s employee stock ownership plan (“ESOP”). Each ESOP participant has the right to direct the ESOP trustee to vote the shares allocated to his or her account on all matters on which holders of common stock are voting and, consequently, as to shares allocated to the account of an executive officer in the ESOP, the executive officer may be deemed the beneficial owner of such shares.

(2)	Based upon 44,516,860 shares of common stock issued and outstanding on April 5, 2011.

(3)	Based on a Schedule 13G/A filed with the SEC on February 12, 2010. Includes 326,121 shares reported as beneficially owned by VantagePoint Venture Partners IV, L.P.; 11,857 shares reported as beneficially owned by VantagePoint Venture Partners IV Principals Fund, L.P.; 3,301,699 shares reported as beneficially owned by VantagePoint Venture Partners IV (Q), L.P.; 18,228 shares reported as beneficially owned by VantagePoint Venture Partners III, L.P. and 149,735 shares reported as beneficially owned by VantagePoint Venture Partners III (Q), L.P. Messrs. James Marver and Alan Salzman, as the Managing Members of the VantagePoint Venture Associates III, L.L.C. and VantagePoint Venture Associates IV, L.L.C., the General Partners of the foregoing funds, hold shared voting and dispositive power with respect to all of the 3,807,640 shares.

(4)	Based on a Schedule 13G/A filed with the SEC on February 10, 2011. Mr. Michael reported sole voting and dispositive power over 219,500 shares and shared voting and dispositive power over 2,962,098 shares; Balch Hill Capital, LLC reported shared voting and dispositive power over 2,962,098 shares; and Balch Hill Partners, L.P. reported shared voting and dispositive power over 2,859,098 shares.

(5)	Based on a Schedule 13G/A filed with the SEC on February 11, 2011. Mr. Gagnon reported sole voting and dispositive power over 1,084,130 shares and shared voting and shared dispositive power over 1,985,632 shares. Gagnon Securities LLC reported shared voting and dispositive power over 1,477,941 shares with Mr. Gagnon, who is the managing member and principal owner of Gagnon Securities LLC.

(6)	Based on a Schedule 13G/A filed with the SEC on February 8, 2011, BlackRock, Inc. reported sole voting and dispositive power over all of the shares reported as beneficially owned by it.

(7)	Based on a Schedule 13D filed with the SEC on March 16, 2010. Includes the right to purchase 2,181,259 shares that are currently held by Mr. Mark Guzy, within 60 days of April 5, 2011, which purchase right is held by Mr. D. James Guzy, Sr., Mrs. Marcia Guzy, his wife, and Arbor Company, of which each of Mr. and Mrs. Guzy are general partners. Also includes 15,000 shares subject to options exercisable within 60 days of April 5, 2011.

(8)	Includes 10,000 shares subject to options exercisable within 60 days of April 5, 2011 and 8,400 shares held by Mr. Salameh’s minor children.

(9)	Includes 337,500 shares subject to options exercisable within 60 days of April 5, 2011 and 1,726 shares allocated to this person’s account in the ESOP, as to which this person has the right to direct the vote.

(10)	Includes 120,790 shares subject to options exercisable within 60 days of April 5, 2011 and 1,726 shares allocated to this person’s account in the ESOP, as to which this person has the right to direct the vote.

(11)	Includes 82,708 shares subject to options exercisable within 60 days of April 5, 2011 and 1,726 shares allocated to this person’s account in the ESOP, as to which this person has the right to direct the vote.

(12)	Includes 61,666 shares subject to options exercisable within 60 days of April 5, 2011 and 1,726 shares allocated to this person’s account in the ESOP, as to which this person has the right to direct the vote.

(13)	Includes 79,791 shares subject to options exercisable within 60 days of April 5, 2011 and 783 shares allocated to this person’s account in the ESOP, as to which this person has the right to direct the vote.

(14)	Includes 25,000 shares subject to options exercisable within 60 days of April 5, 2011.

(15)	Includes 40,000 shares subject to options exercisable within 60 days of April 5, 2011.

(16)	Includes 15,000 shares subject to options exercisable within 60 days of April 5, 2011.

(17)	Includes 10,000 shares subject to options exercisable within 60 days of April 5, 2011.

(18)	Includes 1,140,096 shares subject to options exercisable within 60 days of April 5, 2011 and includes 12,865 shares allocated to the accounts of the executive officers in the ESOP.

(*)	Less than 1%.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

     The compensation program for our named executive officers has two principal objectives:
  attract, reward, motivate and retain individuals who have the leadership and management skills we need in our business, align overall compensation with the achievements of key business objectives and increase in stockholder value.
     We employ a strong pay-for-performance philosophy for our entire executive team, including our named executive officers and ensure a strong correlation between the pay our executives receive and the performance of the business. Our compensation programs have resulted in compensation that reflects our financial results as described in our executive variable compensation below.

     Compensation decisions for the named executive officers are made by our Compensation Committee (“Committee”) described above under “Board and Corporate Governance Matters.” During the first quarter of each year, the Committee typically establishes the following core elements of compensation for the named executive officers:
  target salary, which consists of,
  base salary and
  non-equity variable compensation (“variable compensation”)
  stock option grants.
     The Chief Executive Officer makes recommendations to the Committee for the levels of compensation of all of the executive officers except the Chief Executive Officer’s compensation. Executive officers are not present for the Committee discussions or determinations of their individual compensation elements.

     The Committee did not in 2010, and does not currently engage the specific services of a compensation consultant in determining executive officer compensation. However, in order to maintain a general understanding of current compensation practices, the Committee and the Chief Executive Officer performed a review of compensation levels for our named executive officers against technology compensation surveys independently prepared by Radford Surveys, a consulting unit of Aon Corporation. Compensation surveys utilized were for high-tech and semiconductor public companies with revenues between $50 million and $200 million. Factors considered when adjustments are made to executive target salaries include the executive’s attainment of internal goals, the executive’s operating performance, the competitive environment for the executive’s skill and expectations for the specific position of the individual.

Target Salary

     The target salary includes two components, a base salary and a variable compensation target. The base salary is a predetermined, fixed amount and is paid to the executives during the year of service. The variable compensation is dependent on company financial performance metrics.

Base Salary

     Base salary is a customary element of executive compensation that we endeavor to set at an amount that reflects the leadership, management and other skills and performance of the individual officer, and the market value of the officer’s services in light of total compensation opportunity. Base salary is intended primarily as short term cash compensation that fosters the objectives of executive retention and motivation for individual performance.

     For 2010, based on the review described above, the Committee increased the base salaries relative to 2009 salaries for each of the named executive officers by 4% to 8.6% depending on the individual, which increase was effective July 1, 2010. For 2011, based on the review described above, the Committee increased the base salaries relative to 2010 salaries for each of the named executive officers by 3%, which increase was effective April 1, 2011.

Variable Compensation

     Purpose of Variable Compensation Plans

     Our Executive Variable Compensation plans are intended to motivate and reward long term individual performance by our named executive officers. The plans are based on corporate performance as reflected in the operating income and revenue measures established in the variable compensation plans. The payment schedule for any variable compensation earned is also intended to add a retention element to this otherwise annual compensation program. Because variable compensation is earned primarily by actual financial performance, we report variable compensation, if any, earned for a given year in full under the column for “Non-Equity Incentive Plan” in the Summary Compensation Table, with a footnote indicating the portion of the earned variable compensation that is subject to mandatory deferred payout.

     2010 Variable Compensation Plan

     On April 22, 2010, the Compensation Committee approved the 2010 Variable Compensation Plan effective for 2010. For each of the named executive officers, a variable compensation target is established. At 100% of the target, the variable award ranges from 50% to 100% of an executive’s base salary and the maximum variable award that can be earned is two times the variable compensation target unless the Committee, in its sole discretion, decides to permit a higher variable compensation amount based on the performance and condition of our business. Also, at any time, the Committee or the Chief Executive Officer has the discretion to reduce any participant’s variable compensation. The target metrics for the 2010 variable compensation calculations are based on financial and individual objectives. Each named executive officer’s variable compensation amount is based upon attainment of our 2010 Annual Operating Plan GAAP operating income, annual revenue plan and the achievement of individual objectives. Each objective is weighted as follows:
  GAAP Operating Income (50% Weight): A minimum threshold of $2,073,000 of GAAP operating income must be met before there is any variable compensation payable from this objective. Performance over this threshold shall be determined using a sliding scale assigned by management. If the minimum threshold for the GAAP operating income objective is not met, no variable compensation would be payable under that portion of the plan.
  Annual Revenue (20% Weight): A minimum annual revenue threshold of $110,182,000 must be met before there is any variable compensation payable from this objective. Performance over this threshold shall be determined using a sliding scale as assigned by management. If the minimum threshold for the annual revenue objective is not met, no variable compensation would be payable under that portion of the plan. Individual Objectives (30% Weight): Each executive officer has measurable objectives for the year. No executive officer will receive credit unless a particular objective is met 100% (no partial accomplishments).
  If an executive officer meets all of their objectives, they would earn the full 30% of their variable compensation target. In cases where an executive officer does not achieve one or more objectives, they would only receive credit for the objectives achieved. An executive cannot receive more than 100% of their target variable compensation for personal objectives and cannot receive more than 200% of their target variable compensation in any event. Any variable compensation amounts for the achievement of individual objectives will not be earned unless both of the minimum financial thresholds above have been met.

     Following the end of 2010, the Committee compared our actual 2010 financial results to the targeted performance for the year and related formula specified by the management in January 2010. PLX exceeded the revenue target for 2010 but did not meet the GAAP operating income target for 2010 as originally set. PLX reported a GAAP operating loss of ($2.9 million), and non-GAAP operating income of $7.2 million, for 2010 in its press release for the fourth quarter and year end results for 2010. The non-GAAP figure excludes share-based compensation, including ESOP expenses, acquisition and restructuring related charges and amortization of acquired intangibles. If the only items excluded were those relating to the Teranetics acquisition completed in October 2010, the GAAP operating income would have been $8 million. The Compensation Committee considered that since the operating income target would have been met on a GAAP basis if the Teranetics acquisition had not occurred, it was appropriate to exclude the costs associated with the acquisition of Teranetics when determining the GAAP operating income figure for 2010 for the purposes of the variable compensation pool. As a result, the aggregate amount established for the executive variable compensation pool totaled $1.38 million. These amounts were allocated to our executive officers based upon the above financial and individual objectives and the executive officers’ variable compensation targets. The awards under the 2010 Variable Compensation ranged from $137 thousand to $280 thousand for our named executive officers, or from approximately 55% to approximately 74% of their respective base salaries. Of the total variable compensation pool earned by our executives, $1.3 million was paid out to our executives on January 31, 2011. The remaining $80 thousand was deferred and will be paid out in subsequent years. We report these bonuses earned by our named executive officer for 2010 in full under the column for “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table, with a footnote indicating the variable compensation amount subject to mandatory deferred payout.

     2011 Variable Compensation Plan

     On February 18, 2011, the Compensation Committee approved the 2011 Variable Compensation Plan effective for 2011. For each of the named executive officers, a variable compensation target is established. At 100% of the target, the variable award ranges from 75% to 100% of an executive’s base salary and the maximum variable award that can be earned is two times the variable compensation target unless the Committee, in its sole discretion, decides to permit a higher variable compensation amount based on the performance and condition of our business. Also, at any time, the Committee or the Chief Executive Officer has the discretion to reduce any participant’s variable compensation. The target metrics for the 2011 variable compensation calculations are based on financial and individual objectives. Each named executive officer’s variable compensation amount is based upon attainment of our 2011 Annual Operating Plan operating income and revenue and the achievement of individual objectives. Each objective is weighted as follows:
  Operating Income (50% Weight): A minimum threshold of ($2,000,000) of Non-GAAP operating income/(loss) must be met before there is any variable compensation payable from this objective. Performance over this threshold shall be determined using a sliding scale assigned by management. If the minimum threshold for the Non-GAAP operating income objective is not met, no variable compensation would be payable under that portion of the plan. Non-GAAP operating income excludes share-based compensation, including ESOP expenses, acquisition-related charges, restructuring charges, amortization of acquired intangibles and impairment charges.
  Annual Revenue (20% Weight): A minimum annual revenue threshold of $125,417,000 must be met before there is any variable compensation payable from this objective. Performance over this threshold shall be determined using a sliding scale as assigned by management. If the minimum threshold for the annual revenue objective is not met, no variable compensation would be payable under that portion of the plan. Individual Objectives (30% Weight): Each executive officer has measurable objectives for the year. No executive officer will receive credit unless a particular objective is met 100% (no partial accomplishments).
  If an executive officer meets all of their objectives, they would earn the full 30% of their variable compensation target. In cases where an executive officer does not achieve one or more objectives, they would only receive credit for the objectives achieved. An executive cannot receive more than 100% of their target variable compensation for personal objectives and cannot receive more than 200% of their target variable compensation in any event. Any variable compensation amounts for the achievement of individual objectives will not be earned unless both of the minimum financial thresholds above have been met.
     The aggregate amount of the variable compensation pool will be determined by the achievement of Non-GAAP operating income and revenue goals. The pool will be allocated to individual participants based upon the above financial and individual objectives and the participants’ variable compensation targets.

     The foregoing description of the plan is qualified in its entirety by reference to the 2011 Variable Compensation Plan, a copy of which is attached to this Proxy Statement as Appendix B.

Stock Options

     We have made annual stock option grants to our executive officers that have been intended as a long-term incentive component to the compensation program that achieves potential value only to the extent the officer meets the vesting requirements based on continued service to PLX and to the extent that our stock price following exercise and upon ultimate sale of option shares exceeds the applicable exercise price. We also believe that granting stock options helps align the interests of our executive officers with the interests of our stockholders because the value of the options is tied to the increase in market price of our stock above the applicable exercise prices.

     We have made most equity grants on an annual basis in connection with the annual performance review and compensation adjustment cycle. In general, 1/4 of the option shares vest 12 months from the date of grant, and 1/48 of the remaining shares vest monthly thereafter, based on continued service. For all employees including executive officers, PLX only grants equity awards on the first business day of a month. The exercise price of all stock options is set at the closing price of our common stock on NASDAQ on the grant date.

     The Compensation Committee determines the number of shares underlying stock option grants to our executive officers based upon prior performance of the officer, the importance of retaining the officer’s services and the potential for the officer’s performance to help PLX achieve long term corporate performance goals. The Committee also considers each officer’s PLX stock ownership. However, there is no set formula that determines the number of option shares for any given officer. Factors considered when options are granted include the executive’s attainment of internal goals, the executive’s operating performance, the competitive environment for the executive’s skills and other factors specific to a particular individual.

     During 2010, PLX employees, including executives, and six non-employee directors received stock options to purchase an aggregate of 1,581,000 shares of our common stock. The five individuals serving as named executive officers during 2010 received stock options to acquire an aggregate of 315,000 shares or 20% of the total options granted in 2010.

Generally Available Benefit Programs

     In 2010, the executive officers were eligible to receive health care coverage that is generally available to other regular full-time PLX employees. We maintain a tax-qualified 401(k) plan, which provides for broad-based employee participation. Under the 401(k) plan, all PLX employees are eligible to receive matching contributions from PLX. On February 1, 2009, PLX suspended the matching contributions due to the then current economic conditions. The matching contributions from PLX were then reinstated on July 1, 2010. In 2010, the matching contribution was (1) $0.50 per dollar contributed by the employee, (2) limited to the first 6% of each participant’s pretax base compensation and (3) calculated and paid on a pay period basis subject to applicable federal limits.

     Effective as of January 1, 2009, the Company established the PLX Technology, Inc. Employee Stock Ownership Plan (the “ESOP”). The ESOP is a tax-qualified defined contribution retirement plan that is non-contributory. PLX regular employees (other than nonresident aliens with no U.S.-source income, employees covered by a collective bargaining agreement, leased employees and employees of a non-participating subsidiary of PLX) who are at least 18 years old and have worked for PLX for at least 12 consecutive month are eligible to participate in the ESOP. The Company makes a cash contribution equal to a percentage of eligible compensation that is determined annually by the Board of Directors. Eligible compensation is limited to $150,000. The contributions are used to purchase common stock of the Company. In 2010, the Company contributed 2% of each employee's eligible compensation up to a maximum of $3,000 for any single employee (2% of $150,000 of eligible compensation). Eligible participants received a share allocation at the end of the plan year based on the contributions plus an additional allocation for forfeitures that occurred during the plan year. The shares and any forfeitures are allocated to each ESOP participant who is employed on the last day of the ESOP Plan Year (December 31) in the same proportion that the compensation (up to the $150,000 limit) of each ESOP participant bears to the eligible compensation of all ESOP participants. For the 2010 plan year, each named executive officer was allocated 783 shares of the Company's common stock in the officer's ESOP account, based on the maximum $3,000 eligible compensation cash contribution per officer.

     We also offer other benefits to the executive officers under our standard benefit programs that provide for broad-based employee participation, including medical, dental and vision insurance, short and long-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, and educational expense reimbursement of up to $5,000 per year.

     Except as summarized above, we do not offer other perquisites or personal benefits to our executive officers.

No Employment and Severance Agreements

     Our executive officers do not have employment, severance or change-of-control agreements. Our executive officers serve at the will of the Board.

Tax and Accounting Considerations

     Accounting for Variable Compensation Plans – We accrue for our variable compensation plans on a straight-line basis in accordance to the payment time-table. For example, under the 2008 Plan, the first 60% of the variable compensation was fully accrued by January 2009 as it was paid to the executive officers. The next 20% of the variable compensation was fully accrued in January 2010 and the final 20% was fully accrued in January 2011. Under the 2010 Plan, the aggregate amount of variable compensation pool that was earned was $1.38 million. Of the $1.38 million, $1.3 million was fully accrued by December 2010. The next $40 thousand will be fully accrued by January 2012 and the final $40 thousand will be fully accrued by January 2013. Under the 2011 Plan, 100% of the variable compensation will be fully accrued by December 2011, except to the extent that any amount allocated from the variable compensation pool exceeds $1.2 million, then 40% of the amount that is in excess of such $1.2 million will be deferred (and 50% of the deferral will be fully accrued by January 2013, and the final 50% of the deferral will be fully accrued by January 2014).

     Accounting for Stock Options – We account for share-based payments from our Stock Option Plans in accordance with the requirements of FASB ASC Topic 718.

     Deductibility of Executive Compensation – Section 162(m) of the Internal Revenue Code of 1986, as amended, or the code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of our executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, in our judgment, we may authorize compensation payments that do not comply with the exemptions in Section 162(m).

Compensation Committee Report

     This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that PLX specifically incorporates it by reference into a document filed with the SEC.

     The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE

John H. Hart, Chairman
D. James Guzy

Summary Compensation Table

     The following table summarizes compensation information for our named executive officers for the years ended December 31, 2010, 2009 and 2008.

						Cash
						Payment
					Non-Equity	for
				Option	Incentive Plan	Tendered	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Options	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)
Ralph Schmitt,	2010	369,385	-	192,660	279,580	-	8,400	850,025
President and Chief	2009	350,000	22,222	-	-	-	3,331	375,553
Executive Officer	2008	65,064	70,000	466,216	-		-	601,280

Arthur O. Whipple,	2010	236,900	-	144,495	164,011	-	6,657	552,063
Chief Financial Officer	2009	230,000	22,222	102,194	-	72,814	4,196	431,426
	2008	230,000	-	105,566	37,042	-	6,901	379,509

Lawrence Chisvin,	2010	257,040	-	132,454	174,093	-	4,310	568,897
Chief Operating	2009	252,000	22,222	94,430	-	113,482	4,276	486,410
Officer	2008	252,000	-	141,761	49,121	-	7,560	450,442

David K. Raun,	2010	240,875	-	144,495	139,764	-	5,037	530,171
VP of Marketing	2009	235,000	22,222	146,159	-	105,376	4,215	512,972
	2008	235,000	-	114,615	38,652	-	7,043	395,310

Gene Schaeffer	2010	240,875	-	144,495	136,852	-	4,542	526,764
VP of Worldwide	2009	205,543	22,222	116,575	-	-	-	344,340
Sales
____________________

(1)	Mr. Schmitt commenced his employment in October 2008. Mr. Schaeffer commenced his employment in February 2009.

(2)	The dollar amounts in 2009 represent discretionary cash bonuses. Mr. Schmitt received a sign-on bonus as part of his offer letter.

(3)
These dollar amounts reflect the aggregate grant date fair value of option awards in the years indicated in accordance with FASB ASC Topic 718. Therefore, these amounts do not represent payments actually received by the officers.

The assumptions used to calculate the value of the awards are set forth in Note 2 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2010.

(4)	Represents amounts earned under the 2008 and 2010 Variable Compensation Plan. The Company did not adopt a variable compensation plan for 2009. For the 2008 variable compensation earned, 60% of each earned variable compensation was paid on January 31, 2009, 20% was paid on January 31, 2010, and the final 20% was paid on January 31, 2011. Under the plan, if the officer’s employment is terminated due to defined retirement, disability or termination by PLX without cause, the officer remains entitled to payment on the original payment schedule or a payout date as determined by the sole discretion of the Board. However, if the officer terminates his or her employment on any other basis or is terminated by PLX for cause, the officer is not entitled to receive any remaining unpaid bonus otherwise payable after that termination. The plan also provided that if an officer’s employment had ended during the applicable plan year due to retirement, disability or termination by PLX without cause, the bonus amount payable would have been limited to an amount pro rated based on the days of service during the applicable plan year. For the 2010 variable compensation earned, $1.3 million of the aggregate $1.38 million was paid out on January 31, 2011. The remaining $80 thousand was deferred in which 50% of the deferral is to be paid on January 31, 2012 and the final 50% of the deferral is to be paid on January 31, 2013. The amounts of earned variable compensation that were deferred for Mr. Schmitt, Mr. Whipple, Mr. Chisvin, Mr. Raun and Mr. Schaeffer were $15,326, $8,991, $9,543, $7,661 and $7,502, respectively. Under the plan, if the officer’s employment is terminated due to defined retirement, disability or termination by PLX without cause, the officer remains entitled to payment on the original payment schedule or a payout date as determined by the sole discretion of the Board. However, if the officer terminates his or her employment on any other basis or is terminated by PLX for cause, the officer is not entitled to receive any remaining unpaid bonus otherwise payable after that termination. The plan also provided that if an officer’s employment had ended during the applicable plan year due to retirement, disability or termination by PLX without cause, the bonus amount payable would have been limited to an amount pro rated based on the days of service during the applicable plan year.

(5)	Represents the aggregate cash payment received in exchange for options pursuant to the Company’s 2009 tender offer.

(6)	Represents matching contributions under the Company 401(k) plan and the Company’s cash contribution under the ESOP Plan. The matching contribution for the Company 401(k) plan was suspended as of February 1, 2009 and reinstated effective July 1, 2010. The ESOP plan requires that an employee must have at least twelve consecutive months of service to be eligible under the plan. As Mr. Schaeffer commenced his employment in February 2009, he did not receive a 401(k) match nor was he eligible to receive a contribution under the ESOP plan for the 2009 plan year.

Grants of Plan-Based Awards During 2010

     The following table shows all plan-based awards that PLX granted to the named executive officers during 2010. The equity awards are also reported in the Outstanding Equity Awards table.

						All Other
			Estimated Future Payouts Under			Option		Grant
			Non-Equity Incentive Plan Awards			Awards:	Exercise	Date Fair
				(1)		Number of	or Base	Value of
						Securities	Price of	Stock and
					Maxi-	Underlying	Option	Option
	Grant	Approval	Threshold	Target	mum	Options (#)	Awards	Awards
Name	Date	Date	($)	($)	($)	(2)	($/Sh)	($)
Ralph H. Schmitt	3/1/2010	3/1/2010	-	-	-	80,000	4.92	192,660
			-	123,200	760,000	-	-	-
Arthur O. Whipple	3/1/2010	3/1/2010	-	-	-	60,000	4.92	144,495
			-	72,864	438,840	-	-	-
Lawrence Chisvin	3/1/2010	3/1/2010	-	-	-	55,000	4.92	132,454
			-	79,833	471,744	-	-	-
David K. Raun	3/1/2010	3/1/2010	-	-	-	60,000	4.92	144,495
			-	62,040	370,125	-	-	-
Gene Schaeffer	3/1/2010	3/1/2010	-	-	-	60,000	4.92	144,495
			-	62,040	370,125	-	-	-
____________________

(1)	The amounts shown represented potential cash payouts under the 2010 Variable Compensation Plan adopted April 22, 2010, effective for 2010. Under this plan, the target metrics for the 2010 variable compensation calculations are based on financial and individual objectives. Each named executive officer’s variable compensation amount is based upon attainment of our 2010 Annual Operating Plan GAAP operating income, annual revenue plan and the achievement of individual objectives. The amounts that can be received under the plan range from $0, as set forth in the "Threshold" column, to the amounts set forth in the "Maximum" column. For the actual cash awards under the 2010 Variable Compensation Plan, see the amounts reported in the “Non-Equity Incentive Plan” column of the Summary Compensation Table above. Additional information concerning the Non-Equity Incentive Plan is provided under “Compensation Discussion and Analysis.”

(2)	These are nonqualified stock options granted under our 2008 Equity Incentive Plan that vest over four years, to the extent of 1/4th of the underlying shares vesting on the first anniversary of the grant date, with 1/48th of the underlying shares vesting monthly thereafter, assuming continued service through the respective vesting dates. The exercise price of each option set forth above was the closing price of our stock on NASDAQ on the grant date.

Outstanding Equity Awards at December 31, 2010

     The following table shows all outstanding equity awards held by the named executive officers at December 31, 2010:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Ralph Schmitt	250,000	250,000	2.05	12/1/2015(1)
	-	80,000	4.92	3/1/2017(1)
Arthur O. Whipple	24,062	30,938	2.00	3/2/2016(1)
	8,854	16,146	3.87	7/1/2016(1)
	-	60,000	4.92	3/1/2017(1)
Lawrence Chisvin	1,253	-	7.75	2/1/2011
	22,000	-	7.95	7/2/2011
	28,500	-	8.90	2/1/2012(1)
	14,687	-	7.03	2/1/2015(1)
	20,562	26,438	2.00	3/2/2016(1)
	8,854	16,146	3.87	7/1/2016(1)
	-	55,000	4.92	3/1/2017(1)
David K. Raun	11,875	-	7.03	2/1/2015(1)
	21,875	28,125	2.00	3/2/2016(1)
	17,708	32,292	3.87	7/1/2016(1)
	-	60,000	4.92	3/1/2017(1)
Gene Schaeffer	3,541	6,459	3.87	7/1/2016(1)
	43,750	56,250	2.00	3/2/2016(1)
	-	60,000	4.92	3/1/2017(1)
____________________

(1)	These options vest over 4 years following the grant date if the individual continues to be employed at the vesting dates, to the extent of 1/4th of the option shares at the end of 12 months after the grant date and thereafter at the rate of 1/48th of the option shares per month, assuming continued service through applicable vesting dates. The expiration term for options granted subsequent to 2004 was reduced from 10 years to 7 years.

Option Exercises During 2010

     None of the named executive officers exercised stock options in 2010.

Potential Payments Upon Termination or Change in Control

     Our named executive officers do not have employment, severance or change-of-control agreements. The 1999 Equity Incentive Plan does not provide by its terms that vesting accelerates upon a change in control. The 2008 Equity Incentive Plan does provide that in an event of a change in control, each unvested award outstanding will accelerate automatically and immediately vest, unless the award is converted, assumed or replaced by the successor corporation. Under the 2008 Equity Incentive Plan, a change of control is generally defined as:
  the direct or indirect acquisition of more than 50% of the voting stock of the Company;
  if, during any period of two consecutive years, individuals who, at the beginning of such period, constitute our Board of Directors together with any new directors whose election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of such body;
  the consummation of (i) a merger, consolidation, reorganization or business combination in which the Company is a party, (ii) a sale or other disposition of all or substantially all of our assets, or (iii) the acquisition of assets or stock of another entity (other than a transaction which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person owns 50% or more of the voting stock of the successor entity); or
  a liquidation or dissolution of the Company.
     PLX has historically paid out only a portion of a variable compensation award shortly after the year in which it is earned, with payment of a percentage of the bonus deferred to subsequent years. For the 2008 awards earned, 60% of each earned variable compensation was paid on January 31, 2009, 20% was paid on January 31, 2010, and the final 20% was on January 31, 2011. Due to market conditions, there was no 2009 Variable Compensation Plan.

     For its 2010 Variable Compensation Plan, PLX revised the payout schedule with regard to the deferral of the payment. Of the aggregate $1.38 million variable compensation that was earned by our executives in 2010, $1.3 million was paid out to our executives on January 31, 2011. The remaining $80 thousand was deferred in which 50% of the deferral will be paid on or before January 31, 2012 and the final 50% of the deferral will be paid on or before January 31, 2013. For its 2011 Variable Compensation Plan, one hundred percent (100%) of variable compensation earned is to be paid on January 31, 2012; if the Company exceeds its annual operating plan and the variable compensation pool earned under the Plan exceeds $1,200,000, 40% of all amounts earned above $1,200,000 will be deferred. 50% of the deferral will be paid on or before January 31, 2013 and 50% of the deferral will be paid on or before January 31, 2014. All amounts paid will include interest.

     With regard to the variable compensation plan adopted in 2010 that has remaining earned cash bonuses not yet paid out, if the executive officer’s employment is terminated due to defined retirement, disability or termination by PLX without cause, the officer remains entitled to payment on the original payment schedule or a payout date as determined by the sole discretion of the Board. If an officer dies before receiving a distribution of all of his or her bonus, one-hundred percent of the bonus will be distributed to his or her beneficiary as a lump sum distribution on the January 31 following the date of death, provided that this accelerated distribution applies only if the individual dies while still employed by PLX or after termination due to defined retirement, disability, or termination by PLX without cause. However, if the officer terminates his or her employment on any other basis or is terminated by PLX for cause, the officer is not entitled to receive any remaining unpaid bonus otherwise payable after that termination. The plan also provided that if an officer’s employment had ended during the applicable plan year due to retirement, disability or termination by PLX without cause, the bonus amount payable would have been limited to an amount pro rated based on the days of service during the applicable plan year.

     The following table sets forth (i) the assumed realized value of accelerated options and (ii) the aggregate cash bonuses previously earned by the named executive officers for 2010 that remain unpaid as of April 5, 2011, and that are subject to the payment terms summarized above:

	Assumed Realized Value
	of Accelerated Options	Aggregate Earned But
Name	($)(1)	Unpaid Cash Bonuses ($)
Ralph Schmitt	390,000	15,081
Arthur O. Whipple	49,810	8,897
Lawrence Chisvin	42,565	9,748
David K. Raun	45,281	7,594
Gene Schaeffer	90,563	7,594
____________________

(1)	The value of stock option vesting acceleration is based on in-the-money unvested stock options as of December 31, 2010, using the closing stock price of $3.61 per share as of such date and minus the exercise price of the unvested options.

Fees Paid to Compensation Consultants

     Neither the Company nor the Compensation Committee engaged an outside consulting firm to provide services on executive and director compensation or on non-executive compensation matters during 2010.

Equity Compensation Plans

     The following table sets forth information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, all of which have been approved by the Company’s stockholders, except for the HiNT Corporation 2000 Stock Plan and the NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan, assumed upon the Company’s acquisition of HiNT Corporation and NetChip Technology, Inc., respectively, Information in the table is as of December 31, 2010.

			Number of securities
	Number of securities to	Weighted-average	remaining available for
	be issued upon exercise of	exercise price of	future issuance under
	outstanding options,	outstanding options,	equity compensation
Plan Category	warrants and rights	warrants and rights	plans
Equity compensation
plans approved by
security holders (1)	4,195,904	$4.34	898,724

Equity compensation
plans not approved by
security holders (2)	6,749	$2.39	___

Total / Weighted Ave. /
Total	4,202,653	$4.34	898,724
____________________

(1)	Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding under the following equity compensation plans: 1998 Stock Incentive Plan, 1999 Stock Incentive Plan, 1999 Non-Employee Director Option Program and 2008 Equity Incentive Plan.

(2)	As of December 31, 2010, options and rights to purchase an aggregate of 6,749 shares of the Company’s Common Stock at a weighted average exercise price of $2.39 were outstanding under the HiNT Corporation 2000 Stock Plan and the NetChip Technology, Inc. 1996 Flexible Stock Incentive Plan, which options and rights were assumed in connection with the acquisition of HiNT Corporation and NetChip Technology, Inc. by the Company. No further option grants will be made under the assumed equity compensation plans.

REPORT OF THE AUDIT COMMITTEE

     This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that PLX specifically incorporates it by reference into a document filed with the SEC.

     The Audit Committee has reviewed and discussed with management the financial statements for year ended December 31, 2010, audited by BDO USA, LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with BDO USA, LLP matters required to be discussed by SAS 61. The Audit Committee has also received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding that accounting firm’s communication with the Audit Committee concerning independence, and has discussed with BDO USA, LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

     The Audit Committee and the Board of Directors also have appointed BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

MEMBERS OF THE AUDIT COMMITTEE

Robert H. Smith, Chairman
D. James Guzy
Patrick Verderico

MANAGEMENT

Executive Officers

     The executive officers, their ages and their positions with the Company as of April 5, 2011 are as follows:

Name	Age	Position
Ralph Schmitt	50	President, Chief Executive Officer and Director
Arthur O. Whipple	63	Chief Financial Officer, Vice President, Finance and Secretary
Lawrence Chisvin	56	Chief Operating Officer
David K. Raun	49	Vice President, Marketing and Business Development
Kenneth A. Murray	60	Vice President, Human Resources
Gene Schaeffer	47	Vice President, Worldwide Sales
Michael Grubisich	52	Vice President, Operations
Vijay Meduri	40	Vice President, Engineering, Switching
____________________

      Ralph Schmitt has served as our President and Chief Executive Officer, and has been a member of our board of directors, since November 2008. He has been involved in the semiconductor industry for 25 years in various diversified areas such as design, application, sales, marketing and general management, Mr. Schmitt has served on multiple semiconductor boards and has run four different semiconductor companies. In 2008, prior to joining the Company, Mr. Schmitt served as an independent consultant with a variety of venture capitalists and acted as chief executive officer of Legend Silicon Corporation, a privately funded Chinese terrestrial Digital TV semiconductor company. From June 2005 to August 2007, Mr. Schmitt served as the chief executive officer of Sipex, an analog semiconductor company which merged with Exar Corporation, a fabless semiconductor company, in August 2007. Upon the completion of the merger, he was appointed chief executive officer and a director of Exar, positions he held until the end of 2007. From 1999 to 2005, Mr. Schmitt was the Executive Vice President of Sales, Marketing and Business Development for Cypress Semiconductor, a seller of a broad range of semiconductor products to global markets. At various points of his career, he has served on the boards of Legend Silicon Corporation from March 2008 to March 2009, Exar Corporation from August 2007 to December 2007, Sipex from June 2005 to August 2007 and several other privately held semiconductor and system companies. Mr. Schmitt received his BSEE from Rutgers University and began his career as a Computer and Communications System Hardware Designer.

     Arthur O. Whipple has served as our Chief Financial Officer since January 2007. Prior to joining PLX, he was VP finance, CFO and secretary at Silicon Storage Technology, Inc. He was previously with QuickLogic Corp., where he served initially as its VP finance, CFO and secretary, then as VP and GM of its logic products business unit. Prior to QuickLogic, he was VP engineering for ILC Technology, and also VP finance and operations of its subsidiary, Precision Lamp. Earlier in his career, Mr. Whipple served in financial and engineering roles at other semiconductor manufacturing companies, including Westinghouse Electric, Fairchild Semiconductor, and Monolithic Memories. Mr. Whipple also serves on the board of directors of GSI Technology, Inc., a fabless manufacturer of high-speed SRAM memory integrated circuits, since 2007. He received his BSEE from the University of Washington and an MBA from Santa Clara University.

     Lawrence Chisvin has served as our Chief Operating Officer since August 2004, having served as Vice President, Marketing at PLX since May 2000. From September 1998 through May 2000, Mr. Chisvin was Director of Marketing of Neomagic, a semiconductor company. From May 1996 through September 1998, Mr. Chisvin was Director of Marketing of LSI Logic, a semiconductor company. Prior to LSI Logic, Mr. Chisvin held a variety of marketing and engineering positions at S3, Philips, Western Digital, and Digital Equipment Corporation. Mr. Chisvin received a B.S. in Electrical Engineering from Northeastern University and an M.S. in Electrical Engineering from Worcester Polytechnic Institute.

     David K. Raun has served as our Vice President, Marketing and Business Development since May 2007, having served as Vice President, Marketing at PLX since November 2004. From January 2002 to November 2004, Mr. Raun was Vice President of Marketing at Pericom Semiconductor. From April 2001 to September 2001, Mr. Raun was Executive Vice President & General Manager at Actovate, a technology-based marketing company. From September 1989 to November 2000, Mr. Raun worked at Waferscale Integration, Inc., where his last position was Vice President of PSD & Memory Products. From 1985 to 1989, Mr. Raun held various sales, sales management, and marketing positions at AMD. Mr. Raun received a B.S. in Electrical and Computer Engineering from the University of California, Santa Barbara.

     Kenneth A. Murray has served as our Vice President, Human Resources since September 2006. From August 2000 to May 2006, Mr. Murray was Vice President of Human Resources for Genesis Microchip, an integrated circuit semiconductor company. From November 1999 to August 2000 Mr. Murray was Vice President of Human Resources at Chordiant Software, an enterprise software company. From July 1997 to November 1999 Mr. Murray was Vice President of Human Resources at NeoMagic Corporation, a semiconductor company. From 1984 to July 1997, Mr. Murray served as Vice President, Human Resources at Akashic Memories Corporation (formerly Domain Technology), a magnetic media company. Mr. Murray holds a B.S. in Business Administration from San Jose State University.

     Gene Schaeffer has served as our Vice President, Worldwide Sales since February 2009. During 2008 he served as Vice President of Sales & Marketing at PulseCore Semiconductor, a privately funded company specializing in EMI suppression. From 2006 thru 2008, he was Vice President of Worldwide Sales at Sipex, an analog semiconductor company, which merged with Exar in 2007 where he was appointed Vice President Worldwide Sales. From 1998 to 2006, Mr. Schaeffer held positions of increasing responsibility in sales management at Cypress Semiconductor including Director of Strategic Accounts, Vice President of Americas Sales, and Vice President of Channel Sales.

     Michael Grubisich has served as our Vice President, Operations since September 2008, having served as director of product & test engineering at PLX since April 2007. Prior to joining PLX, Mr. Grubisich worked 12 years at Sun Microsystems in various advanced technology and engineering operations management positions involving CPU, ASIC and ASSP products. He spent 10 years at National Semiconductor in technical capacities involving device architecture, device modeling, process development and product engineering. He also spent four years at Digital Equipment Corporation responsible for the evaluation of advanced IC technologies for use in DEC's high-end systems. Mr. Grubisich has several patents in the area of device architecture and silicon processing. He holds a Bachelor of Science in Electrical Engineering from Purdue University.

     Vijay Meduri has served as our Vice President, Engineering, Switching since September 2008, having served as Director of Design Engineering at PLX since 2004. Mr. Meduri has over 18 years of experience in the chip industry having led numerous high profile projects at various companies. At PLX, he led the development of the PCI Express product line from its inception in 2002. Prior to joining PLX he led the development of the industry’s first PCI switched fabric at Sebring Networks (acquired by PLX). He worked as a consultant at Sun Microsystems and other companies and was the founder of an EDA company that successfully sold its technology. He started his career at LSI Logic. He holds an MSEE from the University of Cincinnati where he did research work in Hardware Description Languages.

RELATED PERSON POLICIES AND TRANSACTIONS

     Our Board’s Audit Committee charter provides that the Committee’s responsibilities include the review of all related party transactions for potential conflict of interest situations on an ongoing basis and approval of all such transactions (if such transactions are not approved by another independent body of the Board). The NASDAQ listing standards require that the Company’s Audit Committee or other body of independent directors conduct an appropriate review of all related person transactions (as defined in SEC rules) for potential conflict of interest situations on an ongoing basis.

     The Board’s Nominating Committee charter also provides that the Committee will review potential conflicts of interest in considering candidates for director nominees. The Company’s Code of Business Conduct and Ethics also states a policy to the effect that each employee and non-employee director is expected to disclose potential conflicts of interest involving that individual or the individual’s family members to the Company’s chief compliance officer or independent director, Robert H. Smith, respectively.

CODE OF BUSINESS CONDUCT AND ETHICS

     The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of the Company as required by applicable securities laws, rules of the Securities and Exchange Commission, and the listing standards of The NASDAQ Global Market LLC. Any amendments to, or waivers from, any provision of the Company’s Code of Business Conduct and Ethics will be posted on the Company’s website. A copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.plxtech.com.

STOCKHOLDER PROPOSALS

     Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to the Secretary of the Company. To be timely for the 2012 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company between February 10, 2012 and March 11, 2012. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business. Section 2.10 of our bylaws requires you to furnish to the Secretary of the Company additional information if you propose to nominate candidates for election as directors at the annual meeting.

     Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented at the Company’s 2012 annual meeting of stockholders must be received by the Company not later than December 27, 2011 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the year ended December 31, 2010, all Reporting Persons complied with all Section 16(a) filing requirements applicable to them.

Other Matters

     The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

     UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PLX TECHNOLOGY, INC., 870 W. MAUDE AVENUE, SUNNYVALE, CALIFORNIA 94085, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

/s/ Ralph Schmitt

Ralph Schmitt
President, Chief Executive Officer and Director

April 25, 2011
Sunnyvale, California

APPENDIX A

PLX TECHNOLOGY, INC.

2008 EQUITY INCENTIVE PLAN

(AMENDED AND RESTATED)

ARTICLE 1. PURPOSES OF THE PLAN

     The purposes of the PLX Technology, Inc. 2008 Equity Incentive Plan (the “Plan”) are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business by linking the personal interests of the Directors, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders.

ARTICLE 2. DEFINITIONS

     Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

     2.1 “Award” means an Option, an award of Restricted Stock, a Stock Appreciation Right, an award of Performance Shares, an award of Performance Stock Units, a Dividend Equivalent Right, a Share Payment, an award of Deferred Stock, an award of Restricted Stock Units, a Performance Bonus Award, a Performance-Based Award or any other right or benefit, including any other Award under Article 8, granted to a Participant pursuant to the Plan.

     2.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing the terms and conditions of an Award, including through electronic medium.

     2.3 “Board” means the Board of Directors of the Company.

     2.4 “Change in Control” means and includes each of the following:

          (a) A transaction or series of transactions (other than an offering of the Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

          (b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.4(a) or Section 2.4(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)
Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)
After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.4(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

          (d) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

     2.5 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

     2.6 “Committee” means the committee of the Board appointed or described in Article 12 to administer the Plan.

     2.7 “Common Stock” means the common stock of the Company, par value $0.001 per share, and such other securities of the Company that may be substituted for the Common Stock pursuant to Article 11.

     2.8 “Company” means PLX Technology, Inc., a Delaware corporation.

     2.9 “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

     2.10 “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

     2.11 “Deferred Stock” means a right to receive a specified number of Shares during specified time periods pursuant to Section 8.5 hereof.

     2.12 “Director” means a member of the Board, or as applicable, a member of the board of directors of a Subsidiary.

     2.13 “Disability” means that the Participant would qualify to receive benefit payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Subsidiary to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Company or the Subsidiary to which the Participant provides service does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Board in its discretion.

     2.14 “Dividend Equivalent Right” means a right granted to a Participant pursuant to Section 8.3 hereof to receive the equivalent value (in cash or Shares) of dividends paid on the Shares.

     2.15 “Effective Date” shall have the meaning set forth in Section 13.1 hereof.

     2.16 “Eligible Individual” means any person who is an Employee, a Consultant or a Director, as determined by the Committee.

     2.17 “Employee” means a full time or part time employee of the Company or any Subsidiary, including an officer or Director, who is treated as an employee in the personnel records of the Company or Subsidiary for the relevant period, but shall exclude individuals who are classified by the Company or Subsidiary as (a) leased from or otherwise employed by a third party, (b) independent contractors or (c) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. A Participant shall not cease to be an Employee in the case of (i) any vacation or sick time or otherwise approved paid time off in accordance with the Company or Subsidiary’s policy or (ii) transfers between locations of the Company or between the Company and/or any Subsidiary. Neither services as a Director nor payment of a director’s fee by the Company or a Subsidiary shall be sufficient to constitute “employment” by the Company or any Subsidiary.

     2.18 “Equity Restructuring” shall mean a nonreciprocal transaction between the company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the price of Shares (or other securities) and causes a change in the per share value of the Shares underlying outstanding Awards.

     2.19 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

     2.20 “Fair Market Value” means, as of any given date, (a) if Shares are traded on any established stock exchange, the closing price of a Share as quoted on the principal exchange on which the Shares are listed, as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if Shares are not traded on an exchange but are regularly quoted on a national market or other quotation system, the closing sales price on such date as quoted on such market or system, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (c) in the absence of an established market for the Shares of the type described in (a) or (b) of this Section 2.20, the fair market value established by the Committee acting in good faith.

     2.21 “Full Value Award” means any Award other than an Option, SAR or other Award for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a payment from the Company or the Subsidiary that employs the Participant).

     2.22 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

     2.23 “Independent Director” means a Director of the Company who is not an Employee.

     2.24 “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

     2.25 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

     2.26 “Option” means a right granted to a Participant pursuant to Article 5 to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

     2.27 “Participant” means any Eligible Individual who, as an Independent Director, Consultant or Employee, has been granted an Award pursuant to the Plan.

     2.28 “Performance-Based Award” means an Award granted pursuant to Article 9.

     2.29 “Performance Bonus Award” has the meaning set forth in Section 8.7 hereof.

     2.30 “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: earnings or net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, income, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on assets or net assets, return on stockholders’ equity, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per Share, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

     2.31 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Subsidiary, the performance of a division or a business unit of the Company or a Subsidiary, or the performance of an individual. The Committee, in its discretion, may, to the extent consistent with, and within the time prescribed by, Section 162(m) of the Code, appropriately adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

     2.32 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

     2.33 “Performance Share” means a right granted to a Participant pursuant to Section 8.1 hereof, to receive Shares, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

     2.34 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2 hereof, to receive Shares, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

     2.35 “Plan” means this PLX Technology, Inc. 2008 Equity Incentive Plan, as it may be amended from time to time.

     2.36 “Prior Plan” means the PLX Technology, Inc. 1999 Stock Incentive Plan, as may be amended from time to time.

     2.37 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

     2.38 “Restricted Stock” means Shares awarded to a Participant pursuant to Article 6 that are subject to certain restrictions and may be subject to risk of forfeiture.

     2.39 “Restricted Stock Unit” means an Award granted pursuant to Section 8.6 hereof and shall be evidenced by a bookkeeping entry representing the equivalent of one Share.

     2.40 “Section 409A Compliance” shall have the meaning assigned to it in Section 10.7 hereof.

     2.41 “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

     2.42 “Share” means a share of Common Stock.

     2.43 “Share Payment” means (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.4 hereof.

     2.44 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

     2.45 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3. SHARES SUBJECT TO THE PLAN

     3.1 Number of Shares.

          (a) Subject to Article 11 and Section 3.1(b) hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be the sum of: (i) 5,000,000 Shares and (ii) any Shares which as of the Effective Date are available for issuance under any of the Prior Plan and which following the Effective Date are not issued under the Prior Plan (including Shares that are subject to awards outstanding under the Prior Plan that expire, are cancelled or otherwise terminate unexercised, or Shares that otherwise would have reverted to the share reserve of the Prior Plan following the Effective Date); provided, however, that no more than 7,407,369 Shares may be issued or transferred pursuant to Awards granted under the Plan, including upon the exercise of Incentive Stock Options; provided further, however, that no more than 300,000 Shares may be issued in the form of Full Value Awards.

          (b) To the extent that an Award terminates, expires, lapses for any reason, or is settled in cash, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall be treated as issued under this Plan and shall be deducted from the aggregate number of shares which may be issued under Section 3.1(a). To the extent permitted by applicable law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against Shares available for grant pursuant to this Plan. The payment of Dividend Equivalent Rights in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

     3.2 Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

     3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 11, the maximum number of Shares with respect to one or more Performance-Based Awards that may be granted to any one Participant during any calendar year shall be 300,000 Shares and the maximum amount that may be paid in cash during any calendar year with respect to any Performance- Based Award (including, without limitation, any Performance Bonus Award) shall be $500,000.

ARTICLE 4. ELIGIBILITY AND PARTICIPATION

     4.1 Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan.

     4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan.

     4.3 Non-U.S. Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries outside the United States in which the Company and its Related Entities operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Related Entities shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable laws of jurisdictions outside of the United States; (iv) establish subplans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to this Plan as appendices), including adoption of rules, procedures or subplans applicable to particular Related Entities or Participants residing in particular locations; provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3 hereof; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and subplans with provisions that limit or modify rights on death, disability or retirement or on termination of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership which may vary with local requirements. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

ARTICLE 5. STOCK OPTIONS

     5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

          (a) Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 5.2(d) hereof, the per Share exercise price for any Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant.

          (b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

          (c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation: (i) cash or check, (ii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender of attestation equal to the aggregate exercise price of the Shares as to which the Award shall be exercised, (iii) promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code), (iv) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (v) any combination of the foregoing methods of payment. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

          (d) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

     5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees of the Company or any Subsidiary, and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1 hereof, must comply with the provisions of this Section 5.2.

          (a) Expiration. Subject to Section 5.2(c) hereof, an Incentive Stock Option shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

(iii)	Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(iv)	Three months after the Participant’s termination of employment as an Employee; and

(v)
One year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

          (b) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

          (c) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Shares of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

          (d) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such Shares to the Participant.

          (e) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

          (f) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

     5.3 Substitution of Stock Appreciation Rights. The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have to right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

ARTICLE 6. RESTRICTED STOCK AWARDS

     6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

     6.2 Purchase Price. At the time of the grant of an Award of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Award of Restricted Stock. To the extent required by applicable law, the price to be paid by the Participant for each Share subject to the Award of Restricted Stock shall not be less than the par value of a Share (or such higher amount required by applicable law). The purchase price of Shares acquired pursuant to the Award of Restricted Stock shall be paid either: (i) in cash at the time of purchase; (ii) at the sole discretion of the Committee, by services rendered or to be rendered to the Company or a Subsidiary; or (iii) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable law.

     6.3 Issuance and Restrictions. Subject to Section 10.6 hereof, Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

     6.4 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that, except as otherwise provided by Section 10.6 hereof, the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

     6.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7. STOCK APPRECIATION RIGHTS

     7.1 Grant of Stock Appreciation Rights.

          (a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement, provided that the term of any Stock Appreciation Right shall not exceed ten years.

          (b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the Stock Appreciation Right is exercised over (B) the Fair Market Value of the Shares on the date the Stock Appreciation Right was granted and (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose.

     7.2 Payment and Limitations on Exercise.

          (a) Subject to Sections 7.2(b) hereof, payment of the amounts determined under Sections 7.1(b) hereof shall be in cash, in Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement.

          (b) To the extent any payment under Section 7.1(b) hereof is effected in Shares, it shall be made subject to satisfaction of all provisions of Article 5 pertaining to Options.

ARTICLE 8. OTHER TYPES OF AWARDS

     8.1 Performance Share Awards. Any Eligible Individual selected by the Committee may be granted one or more Awards of Performance Shares which shall be denominated in a number of Shares and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

     8.2 Performance Stock Units. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalent of Shares and/or units of value including dollar value of Shares and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

     8.3 Dividend Equivalent Rights.

          (a) Any Eligible Individual selected by the Committee may be granted Dividend Equivalent Rights based on the dividends declared on the Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

          (b) Dividend Equivalent Rights granted with respect to Options or SARs that are intended to be Qualified Performance-Based Compensation shall be payable, with respect to pre-exercise periods, regardless of whether such Option or SAR is subsequently exercised.

     8.4 Share Payments. Any Eligible Individual selected by the Committee may receive Share Payments in the manner determined from time to time by the Committee. The number of Shares shall be determined by the Committee and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Committee, determined on the date such Share Payment is made or on any date thereafter.

     8.5 Deferred Stock. Any Eligible Individual selected by the Committee may be granted an Award of Deferred Stock in the manner determined from time to time by the Committee. The number of Shares subject to the Award of Deferred Stock shall be determined by the Committee and may be linked to the Performance Criteria or other specific performance criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee subject to Section 10.6. Shares underlying a Deferred Stock Award shall not be issued until the Deferred Stock Award has vested, pursuant to a vesting schedule or performance criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Deferred Stock Award has vested and the Shares underlying the Deferred Stock Award have been issued.

     8.6 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate subject to Section 10.6 hereof. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. On the maturity date, the Company shall, subject to Section 10.5(b), transfer to the Participant one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Stock Unit may be made in cash or any combination of cash and Shares, as determined by the Committee, in its sole discretion, at the time of grant of the Restricted Stock Units. Methods of converting Restricted Stock Units into cash may include, without limitation, a method based on the average Fair Market Value of Shares over a series of trading days. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement evidencing the grant of the Restricted Stock Unit.

     8.7 Performance Bonus Awards. Any Eligible Individual selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee subject to Section 10.6 hereof.

     8.8 Other Awards. The Committee is authorized under the Plan to make any other Award to an Eligible Individual that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) a right with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Shares. The Committee may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Committee from time to time.

     8.9 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Dividend Equivalent Rights, Share Payments, Deferred Stock, Restricted Stock Units and any other Award granted pursuant to this Article 8 shall be set by the Committee in its discretion.

     8.10 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Deferred Stock, Share Payments, Restricted Stock Units and any other Award granted pursuant to this Article 8; provided, however, that such price shall not be less than the par value of a Share on the date of grant, unless otherwise permitted by applicable state law.

     8.11 Exercise upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Dividend Equivalent Rights, Deferred Stock, Share Payments, Restricted Stock Units and any other Award granted pursuant to this Article 8 shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Dividend Equivalent Rights, Share Payments, Deferred Stock, Restricted Stock Units or any other Award granted pursuant to this Article 8 may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or disability, or otherwise; provided, however, that any such provision with respect to Performance Shares or Performance Stock Units shall be subject to the requirements of Section 162(m) of the Code that apply to Qualified Performance-Based Compensation.

     8.12 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Shares or a combination of both, as determined by the Committee.

     8.13 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 9. PERFORMANCE-BASED AWARDS

     9.1 Purpose. The purpose of this Article 9 is to provide the Committee the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

     9.2 Applicability. This Article 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards that are intended to qualify as Qualified Performance-Based Compensation. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

     9.3 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 or 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

     9.4 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for the appropriate Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

     9.5 Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10. PROVISIONS APPLICABLE TO AWARDS

     10.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

     10.2 Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

     10.3 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee (or the Board in the case of Awards granted to Independent Directors). The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including, but not limited to, members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

     10.4 Beneficiaries. Notwithstanding Section 10.3 hereof, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

     10.5 Stock Certificates; Book Entry Procedures.

          (a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All certificates evidencing Shares delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state local, securities or other laws, including laws of jurisdictions outside of the United States, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

          (b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

     10.6 Full Value Award Vesting Limitations. Notwithstanding any other provision of this Plan to the contrary, Full Value Awards made to Employees or Consultants shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year) following the date the Award is made; provided, however, that, notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 5% of the Shares available pursuant to Section 3.1(a) hereof may be granted to any one or more Participants without respect to such minimum vesting provisions.

     10.7 Accelerated Vesting and Deferral Limitations. The Committee shall not have the discretionary authority to accelerate or delay issuance of Shares under an Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, except to the extent that such acceleration or delay may, in the discretion of the Committee, be effected in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A of the Code (“Section 409A Compliance”).

     10.8 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

ARTICLE 11. CHANGES IN CAPITAL STRUCTURE

     11.1 Adjustments.

          (a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the price of the Shares other than an Equity Restructuring, the Committee shall make such adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 hereof); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per Share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Qualified Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

          (b) In the event of any transaction or event described in Section 11.1(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)	To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.1 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)	To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv)	To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v)	To provide that the Award cannot vest, be exercised or become payable after such event.

          (c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 11.1(a) and 11.1(b) hereof:

(i)	The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 11.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii)	The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 hereof).

     11.2 Acceleration Upon a Change in Control. Notwithstanding Section 11.1 hereof, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor entity, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including, but not limited to, the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine. In the event that the terms of any agreement between the Company or any Subsidiary and a Participant contains provisions that conflict with and are more restrictive than the provisions of this Section 11.2, this Section 11.2 shall prevail and control and the more restrictive terms of such agreement (and only such terms) shall be of no force or effect.

     11.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of Shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant or exercise price of any Award.

ARTICLE 12. ADMINISTRATION

     12.1 Committee. Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in this Plan shall be deemed to refer to the Board. The Board, at its discretion or as otherwise necessary to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, may delegate administration of the Plan to a Committee consisting of two or more members of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board each of whom is an “outside director,” within the meaning of Section 162(m) of the Code, a Non-Employee Director and an “independent director” under the NASDAQ rules (or other principal securities market on which Shares are traded); provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 12.5 hereof. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.

     12.2 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

     12.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards intended to qualify as Qualified Performance Based-Compensation;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

     12.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

     12.5 Delegation of Authority. To the extent permitted by applicable law, the Board may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) Employees who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. For the avoidance of doubt, provided it meets the limitation in the preceding sentence, this delegation shall include the right to modify Awards as necessary to accommodate changes in the laws or regulations, including in jurisdictions outside the United States. Any delegation hereunder shall be subject to the restrictions and limits that the Board specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.5 shall serve in such capacity at the pleasure of the Board.

ARTICLE 13. EFFECTIVE AND EXPIRATION DATE

     13.1 Effective Date. The Plan is effective as of the date the Plan is approved by the Company’s stockholders (the “Effective Date”). The Plan will be deemed to be approved by the stockholders if it is approved either:

          (a) By a majority of the votes cast at a duly held stockholder’s meeting at which a quorum representing a representing a majority of outstanding voting stock is, either in person or by proxy, present and voting on the plan; or

          (b) By a method and in a degree that would be treated as adequate under Delaware law in the case of an action requiring stockholder approval.

     13.2 Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the Effective Date, except that no Incentive Stock Options may be granted under the Plan after the earlier of the tenth anniversary of (a) the date the Plan is approved by the Board or (b) the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 14. AMENDMENT, MODIFICATION, AND TERMINATION

     14.1 Amendment, Modification, and Termination. Subject to Section 15.14 hereof, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 11), or (ii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant. Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company,

          (a) No Option or SAR may be amended to reduce the per share exercise price of the shares subject to such Option or SAR below the per share exercise price as of the date the Option is granted and,

          (b) Except as permitted by Article 11, and at any time when the then-current Fair Market Value of a Share is less than the Fair Market Value of a Share on the date that an outstanding Option or SAR was granted, such outstanding Option or SAR may not be cancelled or surrendered in exchange for

     (i) cash,

     (ii) an Option or SAR having a per share exercise price that is less than the Fair Market Value of a Share on the date that the original Option or SAR was granted, or

     (iii) or any other Award.

     14.2 Awards Previously Granted. Except with respect to amendments made pursuant to Section 15.14 hereof, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant; provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Participant.

ARTICLE 15. GENERAL PROVISIONS

     15.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

     15.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award, including to the right to vote or receive dividends, until the Participant becomes the record owner of such Shares, notwithstanding the exercise of an Option or other Award.

     15.3 Withholding. The Company or any Subsidiary, as appropriate, shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, and local taxes and taxes imposed by jurisdictions outside of the United States (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary, as appropriate, to satisfy withholding obligations for the payment of taxes. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Committee) after such Shares were acquired by the Participant from the Company) in order to satisfy the Participant’s U.S. federal, state, local and non-U.S. income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. No Shares shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Committee for the satisfaction of the tax obligations with respect to any taxable event concerning the Participant or such other person arising as a result of this Plan

     15.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

     15.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

     15.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

     15.7 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

     15.8 Expenses. The expenses of administering the Plan shall be borne by the Company and its Related Entities.

     15.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     15.10 Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

     15.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

     15.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all applicable laws, rules, and regulations of the United States and jurisdictions outside the United States, and to such approvals by government agencies, including government agencies in jurisdictions outside of the United States, in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and (ii) completion of any registration or other qualification with respect to the Shares under any applicable law in the United States of in a jurisdiction outside of the United States or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the Shares paid pursuant to the Plan. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

     15.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

     15.14 Section 409A. Except as provided in Section 15.15 hereof, to the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

     15.15 No Representations or Covenants with respect to Tax Qualification. Although the Company may endeavor to (1) qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., incentive stock options under Section 422 of the Code or French-qualified stock options) or (2) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan, including Section 15.14 hereof, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

APPENDIX B

PLX TECHNOLOGY, INC.
2011 VARIABLE COMPENSATION PLAN
(Effective as of January 1, 2011)

1. Introduction - The Company hereby adopts this Plan, effective as of January 1, 2011. The purpose of the Plan is to reward performance and to retain all employees of PLX Technology, Inc. This document constitutes the written instrument under which the Plan is maintained.

2. Definitions

     a. “Annual Operating Plan” or “AOP” is management’s projected operating plan for 2010 approved at the meeting of the Company’s Board of Directors on January 20, 2011.

     b. “Cause” means (i) conviction of a felony or a crime of moral turpitude; (ii) misconduct that results in harm to the Company; (iii) material failure to perform assigned duties; or (iv) willful disregard of lawful instructions from the chief executive officer of the Company or the Board of Directors relating to the business of the Company or any of its affiliates.

     c. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued with respect thereof.

     d. “Committee” means the Compensation Committee of the Company’s Board of Directors.

     e. “Company” means PLX Technology, Inc., a Delaware corporation including its wholly-owned subsidiaries.

     f. “Disability” means that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

     g. “Eligible Employee” means each full-time employee who becomes an employee of the Company no later than September 30, 2011 who is not eligible under sales incentive plans.

     h. “Normal Retirement Age” means age sixty (60).

     i. “Participant” means each Eligible Employee who is designated from time to time by the Committee in writing or, for non-executive Eligible Employees, by the Chief Executive Officer.

     j. “Plan” means the PLX Technology, Inc. 2011 Variable Compensation Plan, as set forth in this document and as hereafter amended.

     k. “Retirement” means the termination of employment after Normal Retirement Age.

3. Variable Compensation Award

     a. Calculation of the Variable Compensation Award Pool (the “Pool”) - The aggregate amount of the Pool will be determined based on the Company’s 2011 full year operating income and revenue.

          i. The operating income portion of the pool allocated to executives is calculated as follows:

               1. The operating income portion of the Pool will be zero until the non-GAAP operating income/(loss) reaches ($2,000,000) and will then be set at $470,000.

               2. For amounts above ($2,000,000), the Pool will be increased by 13.0% of such overage

          ii. The revenue portion of the pool allocated to executives is calculated as follows:

               1. The revenue portion of the Pool will be zero until the revenue reaches $125,417,000 and will then be set at $270,000.

               2. For amounts above $125,417,000, the Pool will be increased by 3.7% of such overage.

          iii. The operating income portion of the pool allocated to non-executives is calculated as follows:

               1. The operating income portion of the Pool allocated to non-executives will be zero until the non-GAAP operating income/(loss) reaches ($2,000,000) and will then be set at $390,000.

               2. For amounts above ($2,000,000), the Pool will be increased by 8.4% of such overage.

          iv. The revenue portion of the pool is calculated as follows:

               1. The revenue portion of the Pool will be zero until the revenue reaches $125,417,000 and will then be set at $210,000.

               2. For amounts above $125,417,000, the Pool will be increased by 2.1% of such overage.

          v. If the operating income portion of the pool and the revenue portion of the pool are both zero, the pool will be set at $100,000 to be paid only to non-executive participants.

     b. Allocation of the Pool among Participants – Each Participant in the Plan has a target variable compensation expressed as a percentage of their base salary as shown in Exhibit A. The target variable compensation for executive employees consists of three segments: operating income 50%, revenue 20% and performance to personal objectives 30%. The target variable compensation for non-executive employees consists of three segments: operating income 40%, revenue 20% and performance to personal objectives 40%. A Participant cannot receive more than 100% of that Participant’s target variable compensation for personal objectives and cannot receive more than 200% of that Participant’s target variable compensation. The ratio of the Pool to the total variable compensation target for all Participants will be used to allocate the Pool to the Participants’ Awards. The executive pool will be allocated to the executive Participants. The portion of the executive pool that is not allocated based on failure to attain personal objectives will be accumulated and transferred to the non-executive pool before allocation of the non-executive pool to the non-executive Participants. The portion of the non-executive pool that is not allocated based on failure to attain personal objectives will be distributed to non-executive Participants by management.

4. Payment of Variable Compensation Award

     a. Vesting, Timing and Form of Payment. Subject to Sections 4(b), 4(c), 4(d) and 7, each Participant’s Award Payment Amount shall vest and be paid as follows:

          i. For non-executive Participants, one hundred percent (100%) of their award shall vest on January 1, 2012 and be paid on the last business day in January 2012.

          ii. For executive Participants, one hundred percent (100%) of the first $1,200,000 of the Pool assigned to executives shall vest on January 1, 2012 and be paid to the Participants on the last business day in January 2011.

          iii. Pool amounts allocated to executive Participants that exceed $1,200,000 shall be paid as follows:

               1. Sixty percent (60%) of the amount in excess of $1,200,000 will be allocated to the Participants and shall vest on January 1, 2012 and be paid to the Participants on the last business day in January, 2012, subsequent

               2. Twenty percent (20%) of the amount in excess of $1,200,000 will be allocated to the Participants and shall vest on January 1, 2013 and be paid to the Participants on the last business day in January, 2013 and Twenty percent (20%) of the amount in excess of $1,200,000 will be allocated to the Participants and shall vest on January 1, 2014 and be paid to the Participants on the last business day in January, 2014.

     b. Interest on Award Payment Amount - Interest at the Fed Funds Rate as of the last business day in January 2011 shall accrue on the Participant’s unvested and unpaid Award Payment Amount. Subject to the forfeiture provisions in Section 4(c), interest shall be paid in accordance with the vesting schedule established by the Committee at the time the Award Payment is made.

     c. Distribution in the Event of Retirement, termination as a result of Disability or termination without Cause - If a Participant terminates employment because of Retirement or Disability, or the Company terminates a Participant’s employment without Cause, the Participant shall be entitled to payment of all of his or her Award Payment Amount according to the schedule in Section 4(a), provided that if termination under these conditions occurs prior to January 1, 2012, the amount of the Variable Compensation Award payable will be the Award Payment Amount calculated pursuant to Section 3(a), multiplied by the number of days employee was employed in 2011 by the Company and then divided by 365 days, and all remaining amounts payable under Variable Compensation Award for 2011 shall be forfeited.

     d. Forfeiture - If the Company terminates a Participant’s employment for Cause or if the Participant’s employment is terminated for any reason not identified in 4(c), he or she shall forfeit all or any portion of his or her entire Award Payment Amount for 2011 (as set forth in Section 3(a)) which is not yet vested and payable under the schedule set forth in Section 4(a) as of the date of termination.

     e. Timing of Distribution to a Beneficiary - If a Participant dies while still employed by the Company or after termination due to Retirement, Disability, or termination by the Company without Cause but before receiving a distribution of all of his or her Award Payment Amount according the schedule in Section 4(a), then the vesting of the Participant’s Award Payment Amount shall be fully accelerated such that one-hundred percent (100%) of the Award Payment Amount, as calculated pursuant to Section 4(b) hereof (with the amount prorated to the date of death in the event death occurs prior to January 1, 2012), will be distributed to his or her beneficiary as a lump sum distribution on the last business day in January following the Participant’s death.

     f. Beneficiary Designation - Each Participant must designate a beneficiary to receive a distribution of his or her Variable Compensation Award if the Participant dies before such amount is fully distributed to him or her. To be effective, a beneficiary designation must be signed, dated and delivered to the Committee. In the absence of a valid or effective beneficiary designation, the Participant’s surviving spouse will be his or her beneficiary or, if there is no surviving spouse, the Participant’s estate will be his or her beneficiary. If a married Participant designates anyone other than his or her spouse as his or her beneficiary, such designation will be void unless it is signed and dated by the Participant’s spouse.

5. Withholding - The Company will withhold from any Plan distribution all required federal, state, local and other taxes and any other payroll deductions that may be required.

6. Administration - The Committee has the full and exclusive discretion to interpret and administer the Plan. All actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. Subject to the provisions of the Plan, the Committee shall have full authority to select, in its sole discretion the Participants to whom Variable Compensation Awards will be granted.

7. Amendment or Termination - Through December 31, 2011, the Committee, in its sole and unlimited discretion, may amend or terminate the Plan at any time, without prior notice to any Participant. After January 1, 2012, the Committee may amend or terminate the Plan provided that any such amendment does not reduce or increase any benefit which a Participant has earned and is otherwise entitled to under the terms of the Plan, nor accelerate the timing of any payment under the Plan. Notwithstanding the foregoing to the contrary, the Company reserves the right to the extent it deems necessary or advisable, in its sole discretion, to unilaterally alter or modify the Plan and any Variable Compensation Awards made thereunder to ensure that the Plan and Variable Compensation Awards provided to Participants who are U.S. taxpayers are made in such a manner that either qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Plan or any Variable Compensation Awards made thereunder will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Plan or any Variable Compensation Awards made thereunder. The Plan shall automatically terminate on the date when no Participant (or beneficiary) has any right to or expectation of payment of further benefits under the Plan.

8. Source of Payments - All payments under the Plan will be paid in cash from the general funds of the Company. No separate fund will be established under the Plan, and the Plan will have no assets. Any right of any person to receive any payment under the Plan is no greater than the right of any other general unsecured creditor of the Company. This Plan shall be binding upon the Company’s successors and assigns.

9. Inalienability - A Participant’s rights to benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary.

10. Applicable Law - The provisions of the Plan will be construed, administered and enforced in accordance with the laws of the State of California without reference to its principles of conflicts-of-laws.

11. Severability - If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

12. No Right of Continued Employment - THIS PLAN DOES NOT GIVE ANY ELIGIBLE EMPLOYEE OR PARTICIPANT THE RIGHT TO BE RETAINED AS AN EMPLOYEE. SUBJECT TO THE TERMS OF ANY WRITTEN EMPLOYMENT AGREEMENT TO THE CONTRARY, THE COMPANY SHALL HAVE THE RIGHT TO TERMINATE OR CHANGE THE TERMS OF EMPLOYMENT OF AN ELIGIBLE EMPLOYEE OR A PARTICIPANT AT ANY TIME AND FOR ANY REASON WHATSOEVER, WITH OR WITHOUT CAUSE.

13. Bindings on Successor - The liabilities and obligations of the Company under this Plan will be binding upon any successor corporation or entity which succeeds to all or substantially all of the assets and business of the Company by merger or other transaction.

IN WITNESS WHEREOF, PLX Technology, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

PLX TECHNOLOGY, INC.
/s/ Ralph Schmitt
Name: Ralph Schmitt
Title: Chief Executive Officer
Date: February 18, 2011

Exhibit A

Each Participant shall have a variable compensation target based upon their position and a percentage of their annual salary. The Participant’s target compensation from the Plan is as follows:

	Position Target
Executive Participants
CEO:	100%
COO:	90%
CFO:	90%
VP Sales:	75%
VP Marketing & Bus. Dev.:	75%
VP Operations:	75%
VP US Engineering:	75%
VP UK Engineering:	75%
VP Engineering PHY:	75%
VP Systems Engineering-PHY:	75%
VP Architecture PHY:	75%

Non-executive Participants

Senior managers:	20	% to 25%
Managers:	14%
Individual contributors:	10%
Non-exempt employees:	4%

PLX TECHNOLOGY, INC. 870 W. MAUDE AVENUE SUNNYVALE, CA 94085
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 24, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 24, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M35714-P12925	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PLX TECHNOLOGY, INC.				For	Withhold	For All
				All	All	Except

The Board of Directors recommends that you vote FOR the following:				☐	☐	☐
1.	Election of Directors

	Nominees:

	01)	Michael J. Salameh	05)	Thomas Riordan
	02)	D. James Guzy	06)	Patrick Verderico
	03)	John H. Hart	07)	Ralph H. Schmitt
	04)	Robert H. Smith
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR proposals 2, 3 and 4:		For	Against	Abstain

2.	To approve an amendment to the Company's 2008 Equity Incentive Plan to add 2,300,000 shares to the number of shares reserved for issuance thereunder.	☐	☐	☐

3.	To ratify the appointment of BDO Seidman LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies, or the ESOP Trustees, as applicable, will have authority to vote FOR the election of all directors and FOR Proposals 2, 3 and 4 and FOR 1 Year on Proposal 5.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

			For	Against	Abstain

4.	To approve the advisory resolution on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:		1 Year	2 Years	3 Years	Abstain

5.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M35715-P12925

PLX TECHNOLOGY, INC.
870 W. MAUDE AVENUE SUNNYVALE, CA 94085
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON MAY 25, 2011

Ralph H. Schmitt and Arthur O. Whipple (the "Proxies or Proxyholders"), acting together or individually, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of PLX Technology, Inc. (the "Company"), to be held on Wednesday, May 25, 2011 at the Company's headquarters, 870 W. Maude Avenue, Sunnyvale, California, 94085, and any adjournment or postponement thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have the authority to vote FOR the election of all director nominees, FOR proposals 2, 3 and 4 and FOR 1 year on proposal 5. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

PLX Technology, Inc. Employee Stock Purchase Plan Voting Instructions
When casting your vote, you are directing the trustees of the PLX Technology, Inc. Employee Stock Purchase Plan to vote PLX Technology, Inc. shares credited to your account under the Plan as of the Record Date of April 5, 2011 in accordance with your instructions. To allow sufficient time for PLX Technology, Inc. trustee to vote, your voting instructions must be received no later than 11:59 p.m. Eastern time on May 23, 2011. If the trustee does not receive your instructions by that date, the trustee will vote the shares in the same proportion of votes that the trustee receives from other plan participants who did vote.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side